Exhibit 10.1

Execution Version

BOND FINANCING AGREEMENT

between

IOWA FINANCE AUTHORITY

and

Gevo NW Iowa RNG, LLC

Dated as of July 10, 2025

relating to

$40,000,000
Iowa Finance Authority
Solid Waste Facility Refunding Revenue Bonds
(Gevo NW Iowa RNG, LLC Renewable Natural Gas Project),
Series 2025A

The interest of Iowa Finance Authority in this Bond Financing Agreement has been assigned (except for the Unassigned Issuer’s Rights) pursuant to the Indenture dated as of the date hereof from the Iowa Finance Authority to UMB Bank, N.A., as trustee, and is subject to the security interest of UMB Bank, N.A., as trustee.

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BOND FINANCING AGREEMENT

THIS BOND FINANCING AGREEMENT, dated as of July 10, 2025 (this “Financing Agreement”) is entered into between IOWA FINANCE AUTHORITY, a public instrumentality and agency of the State of Iowa (the “Issuer”), and Gevo NW Iowa RNG, LLC, an Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to and in accordance with Chapter 16 of the Code of Iowa, 2023 (the “Act”) by appropriate action duly taken by the Board of the Issuer, and in furtherance of the purposes of the Act, Issuer proposes to issue its $40,000,000 Solid Waste Facility Refunding Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2025A (the “Series 2025A Bonds” and, together with the Additional Bonds, if any, the “Bonds”), under the Indenture (defined below), and to loan the proceeds thereof to the Company, pursuant to this Financing Agreement, to provide funds, together with funds of the Company, (i) to refund a portion of the Existing Bonds (defined in the Indenture) (the “Refunding”) originally issued to finance the 2021 Project (defined in the Indenture), (ii) to fund a deposit to the Debt Service Reserve Fund (defined in the Indenture) and (iii) to finance the costs associated with issuance and the Series 2025A Bonds; and

WHEREAS, Issuer proposes to loan the proceeds of the Bonds to the Company upon the terms and conditions set forth herein (the “Loan”); and

WHEREAS, the Company has delivered to the Issuer its Note, in the form of Exhibit A attached hereto, dated July 10, 2025 (the “Note”) as evidence of its obligations under this Financing Agreement; and

WHEREAS, the Note and the Company’s obligations under this Financing Agreement will be secured by, among other security, a mortgage of the Project Sites (defined herein) pursuant to the Mortgage (defined herein); and

WHEREAS, the Issuer will enter into an Indenture of Trust, dated as of even date herewith (the “Indenture”), with UMB Bank, N.A., as trustee (the “Trustee”), pursuant to which the Bonds will be issued; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.1.         Definition Of Terms. Words and terms not otherwise defined herein shall have the meanings specified in Section 1.01 of the Indenture.

“Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2(d) or (e) hereof.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Boldholder, any Beneficial Owner, the Trustee or the Company from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the following: (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the U.S. Code of Federal Regulations); (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations); (e) the PATRIOT Act; and (f) any regulations promulgated pursuant thereto.

“Bankruptcy Code” means 11 U.S.C. § 101 et. Seq, as amended from time to time, and any successor statute.

“Base Case Model” means the financial model delivered pursuant to Section (e)(19) of the Purchase Agreement.

“Capital Project” means a physical expansion of, or improvement to, the Project, including the procurement and installation of additional equipment or facilities, or the replacement of existing equipment or facilities.

“Capital Project Expenditures” means any expenditure in connection with a Capital Project.

“Change of Control” means the Sponsor (a) directly or indirectly fails to own and control more than 50% of the voting and economic interests in the Company in the aggregate or (b) ceases to control the management decisions of the Company.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Digester” and “Digesters” have the meanings set forth in the definition of “2021 Project” in the Indenture.

“EMMA” means the MSRB’s Electronic Municipal Marketplace Access system or such other successor depository required by the MSRB or the SEC.

“EMP” means the Environmental Management Plan initially based on ISO 14000 guidelines and includes the following: (a) during Project operations, plans and procedures to comply with health, safety and environmental standards, including occupational health and safety measures, a leak detection and repair program to control emissions of volatile organic compounds, as well as any additional legally mandated health, safety and environmental standards, and (b) plans and procedures to develop and undertake an environmental monitoring program to include ambient air (SO2, NOx, H2S, particulates (PM10), CO, NH3, O3), emissions to air from point sources, and aqueous effluent quality.

“Engineer Confirmation Condition” means the condition whereby the Engineer will be required to provide a certificate in the form of Exhibit D with the confirmations set forth in Section 5.15(g)(iii), and 5.15(m), or the definition of “Replacement Project Document Replacement Certification,” as applicable, which condition shall apply during the Engineer Confirmation Period.

“Engineer Confirmation Period” means any period commencing on either: (a) the last day of the most recent Fiscal Quarter for which financial statements were required to be delivered to the Trustee if such financial statements demonstrate that the Debt Service Coverage Ratio for such quarter was less than 1.20 to 1.00 or (b) the date upon which the Company notifies the Trustee that it has determined, based on reasonable projections (delivered in accordance with Section 5.11(e)), that the Debt Service Coverage Ratio for the next 12-month period is projected to be less than 1.20 to 1.00; provided, however, that an Engineer Confirmation Period shall terminate upon the date that both (i) the most recent Fiscal Quarter for which financial statements were required to be delivered to the Trustee demonstrate that the Debt Service Coverage Ratio for such quarter was equal to or more than 1.20 to 1.00 and (ii) the Company notified the Trustee that it has determined, based on reasonable projections, that the Debt Service Coverage Ratio for the next 12-month period is projected to be equal to or more than 1.20 to 1.00.

“Environmental Claim” means any notice, claim, administrative, regulatory or judicial action, suit, judgment or demand alleging or asserting liability by any person or Governmental Authority or private entity for any remedial or removal costs, response costs, natural resource damages or other costs, fines, penalties, expenses or damages under any Environmental Requirement or arising from or relating to any personal injury or property damage or any injury, harm to public health, safety or the environment.

“Environmental Requirement” means any federal, state or local statute, ordinance, rule, regulation, or permit, any judicial or administrative order (whether or not on consent), request or judgment, or any other binding determination of any Governmental Authority relating to (a) protection of the environment or (b) health or safety (to the extent relating to the release of or exposure to hazardous or toxic substances, materials or wastes). Environmental Requirements include regulations and requirements imposed pursuant to the Clean Air Act, 42 U.S.C. § 7401, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and any and all analogous state or local laws and regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means a Person, trade or business (whether or not incorporated) that is, along with the Company, is treated as a single employer within the meaning of section 414(b), (c), (m) or (o) of the Code or section 4001 of ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered, seriously endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (i) the failure to make timely contributions to a Pension Plan or Multiemployer Plan which would give rise to a lien under ERISA or the Internal Revenue Code; or (j) any other event with respect to a Pension Plan or Multiemployer Plan that is reasonably likely to result in a lien or material liability under ERISA.

“Event of Abandonment” means (a) the written announcement by the Company of a decision to abandon or permanently cease the construction or completion or operation of all or any material part of the Project for any reason, or (b) the total willful or voluntary suspension or abandonment for more than thirty (30) consecutive days of the development or operation of the Project; provided, that any suspension or delay in construction, completion or operation of the Project caused by Force Majeure or a forced or scheduled outage of the Project shall not constitute an “Event of Abandonment” so long as, to the extent reasonable during such Force Majeure or forced outage, the Company is diligently attempting to restart the construction, operation or completion, as the case may be, of the Project.

“Financing Default Event” has the meaning set forth in Section 6.1 hereof.

“Financing Incipient Default Event” means any event or condition that, with the giving of notice, lapse of time, or both, will become a Financing Default Event.

“Financing Payments” has the meaning set forth in Section 4.2(a) hereof.

“Fiscal Quarter” means each quarterly period ending on the last day of March, June, September and December.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Approval” means any approval, consent, waiver, exemption, variance, order, judgment, decree, permit, authorization, grant, or license from or by a Governmental Authority.

“Governmental Authority” means any federal, state, or local government, and any agency, authority, board, regulatory body, court, or other entity exercising executive, legislative, or judicial functions.

“Intellectual Property Rights” means any and all rights in, arising out of, or associated with the following, whether now or hereafter existing, created, acquired or held: (a) all U.S., international and foreign patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all trade secret rights; (c) all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world; (d) all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) all rights in industrial designs and any registrations and applications therefor throughout the world; (f) all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world; (g) all rights to any databases and data collections throughout the world; (h) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Loan” shall have the meaning given to such term in the recitals hereof.

“Lyon County Mortgage” means that certain Leasehold Mortgage and Security Agreement to be filed in Lyon County, Iowa, dated as of July 10, 2025, given by the Company in favor of the Trustee.

“Maintenance Plan” means the maintenance plan setting forth in reasonable detail the major capital expenditures for the next succeeding four fiscal years, including the amount of any deposits to be made into the Operating and Maintenance Reserve Fund in accordance with the terms of the Financing Documents.

“Member” means Gevo RNG Holdco, LLC.

“Mortgages” means, collectively, the Lyon County Mortgage and the Sioux County Mortgage.

“Multiemployer Plan” means any plan within the meaning of Section 4001(a)(3) of ERISA in respect of which the Company or any ERISA Affiliate has or, within the preceding five-year period, has had any liability or any obligation to contribute.

“Nationally Recognized Accounting Firm” means Deloitte LLP or another independent public accounting firm of national standing.

“Note” has the meaning set forth in the Recitals.

“Operating Report” means the monthly report for the Project to be prepared by the Company pursuant to Section 5.11(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA and is maintained by the Company or any of its ERISA Affiliate sponsors, maintains, participates in or has any liability under or in respect of or, within the preceding five year period, has sponsored, maintained, participated in or had any liability under or in respect of.

“Product” means any and all products produced, from time to time, at the Project, including raw biogas and natural gas.

“Project Party” means each party (other than the Company) to a Project Document and each guarantor in respect of any such party’s obligations under such Project Document.

“Project Site” means each of the four leased sites identified in the Lease Agreements upon which the Project has been or will be installed, together with any improvements, fixtures or civil works constructed thereon or appurtenant thereto and any other leases, easements, licenses, permits and other real property rights and interests of the Company required for the construction, installation, operation and maintenance of the Project.

“Replacement Engineer” has the meaning set forth in Section 5.22 hereof.

“Replacement Project Document” means an agreement that replaces a Principal Project Document that (a) has becomes subject to the Liens granted under the applicable Security Documents; (b) is with a Project Party that is, together with any guarantor of its obligations under the Replacement Project Document (taken as a whole), of substantially equivalent or better creditworthiness and operational expertise and experience to that of the Principal Project Party it replaces, together with any guarantor of its obligations under the Project Document being replaced (taken as a whole), as of the date it became a Project Party; (c) if the Principal Project Party party to the Principal Project Document being replaced was party to a Direct Agreement, in respect of such agreement the Company has delivered or caused to be delivered to the Trustee a direct agreement from the Principal Project Party party thereto on terms no less favorable than the direct agreement it replaces; and (d) unless the Replacement Project Document Certification has been delivered to the Trustee prior to entry into such agreement, (i) has substantially similar to, or more favorable terms (when taken as a whole) to the Company than, the Project Document it replaces or, if such terms are no longer available on a commercially reasonable basis, terms then available on a commercially reasonable basis; and (ii) if the economic terms of the Replacement Project Document are not substantially similar or more favorable (when taken as a whole) to the Company than the Principal Project Document it replaces, after giving effect to such agreement, the Debt Service Coverage Ratio as of the last day of each Fiscal Year ending on or before the final stated maturity date of the Bonds is projected to be equal to or exceed the lesser of (A) 1.75:1.00 and (B) the lowest projected Debt Service Coverage Ratio as of the last day of any Fiscal Year through the expiration of the term of such Project Document (assuming performance under such Project Document by the parties thereto continued through the expiration of its term and based on reasonable projections prepared by the Company).

“Replacement Project Document Certification” means a written certification from the Company (and, if the Engineer Confirmation Condition applies, the Engineer) certifying to the Trustee that, based on projections prepared by the Company on a reasonable basis, (a) the Principal Project Documents then in effect generate sufficient Revenues to enable the Company to pay its Debts and other obligations (including Operating and Maintenance Expenses less amounts reserved therefor in the Operating and Maintenance Reserve Fund) when they become due through the final stated maturity date of the Bonds, (b) the term of such agreement extends through the earlier of the final stated maturity date of the Bonds and the term of such Principal Project Document it replaces and (c) such agreement contains termination provisions no less favorable to the Company than those contained in the Principal Project Document it replaces.

“Rule 15c2-12” means Rule 15c2-12 promulgated by the SEC under the Securities Exchange Act of 1934.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Crimea, North Korea, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) the Australian Department of Foreign Affairs and Trade, (f) Switzerland; or (g) any other relevant authority.

“Sioux County Mortgage” means that certain Leasehold Mortgage and Security Agreement to be filed in Sioux County, Iowa, dated as of July 10, 2025, given by the Company in favor of the Trustee.

“Solvent” means, with respect to any Person on a particular date, the condition that on such date (a) the fair value of the assets of such Person, at a fair valuation, is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature. “Solvency” has the meaning correlative thereto. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Sponsor” means Gevo, Inc., a Delaware corporation.

“Subject Party” means the Company and each Principal Project Party.

“Subordinated Debt” means subordinated Debt issued by the Company to any Affiliate of the Company and subordinated on substantially the terms and conditions set forth on Exhibit F.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms of ordinary voting the power to elect a majority of the directors of such corporation which is at the time owned by such Person or one or more Subsidiaries of such Person; and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Subsidiaries of such Person has an equity or income interest greater than 50% of all equity or income interests.

“Tax Event” has the meaning set forth in Section 5.16.

“Technology” means, regardless of form, any invention (whether or not patentable or reduced to practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, software code, including all source code, object code, firmware, development tools and application programming interfaces (APIs), tools, materials, marketing and development plans, and other forms of technology and all media on which any of the foregoing is recorded.

“Third Party Consultant” means each of Leidos Engineering, LLC, Willis Towers Watson Midwest, Inc., ICF International, Inc. and Evolution Infrastructure Limited, for the purpose of delivering each respective Third Party Report with respect to the 2021 Project and its financing.

“Third Party Report” means each report delivered by a Third Party Consultant.

“Title Company” means First Dakota Title.

“Treasury Regulations” means the temporary, proposed (if in effect) or final Income Tax Regulations promulgated by the Department of the Treasury.

“Unassigned Issuer’s Rights” means all of the rights of the Issuer to receive Additional Payments, to be held harmless and indemnified, to be reimbursed for attorney’s fees and expenses, and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Financing Agreement, and further includes the Issuer’s rights regarding limited liability, payment or reimbursement of expenses, indemnification, notices, approvals, consents, requests and other communications to the extent set forth in the Indenture or in this Financing Agreement, as further described under Section 4.2(d), Section 4.2(e), Section 6.3, Section 8.2, Section 8.3, Section 9.5, Section 9.12, Section 9.13, Section 9.14 and Section 9.15 hereof.

Section 1.2.         Number And Gender. The singular form of any word used herein, including the terms defined in Section 1.01 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.

Section 1.3.         Articles, Sections, Etc. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. The words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Financing Agreement as a whole. Headings or titles shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

Section 1.4.         Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Financing Agreement:

(a)             Whenever in this Financing Agreement the Issuer, the Company or the Trustee is named or referred to, it shall include, and shall be deemed to include, its respective permitted successors and permitted assigns whether so expressed or not. All of the covenants, stipulations, obligations and agreements by or on behalf of, and other provisions for the benefit of, the Issuer, the Company or the Trustee contained in this Financing Agreement shall bind and inure to the benefit of such respective successors and assigns and shall bind and inure to the benefit of any officer, board, commission, authority, agency or instrumentality to whom or to which there shall be transferred by or in accordance with law any right, power or duty of the Issuer or of its successors or assigns, the possession of which is necessary or appropriate in order to comply with any such covenants, stipulations, obligations, agreements or other provisions of this Financing Agreement.

(b)             Nothing in this Financing Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any person other than the Issuer and the Trustee, including their respective agents, the Company or the Holders and Beneficial Owners of the Bonds any right, remedy or claim under or by reason of this Financing Agreement or any covenant, condition or stipulation hereof. All the covenants, stipulations, promises and agreements in this Financing Agreement contained by or on behalf of the Issuer or the Company shall be for the sole benefit of the Issuer, the Company and the Trustee, including their respective agents, and the Holders and Beneficial Owners of the Bonds.

(c)             Any definition of or reference to any agreement, instrument or other document in this Financing Agreement shall, unless otherwise expressly stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein or in the Financing Documents).

(d)             Any reference to a section, provision or chapter of any statute of the State of Iowa or Delaware, or to any statute of the United States of America or any rule, or to any regulation promulgated thereunder, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this paragraph, if it constitutes in any way an impairment of rights or obligations of the Issuer, the Holders or the Beneficial Owners of the Bonds, the Trustee or the Company under this Financing Agreement or any other instrument or document entered into in connection herewith, including any alteration of the obligation to pay Financing Payments and Additional Payments in the amount and manner, at the times, and from the sources provided herein, except as permitted herein.

(e)             Any reference to the words “include” and “including” (and variations thereof) in this Financing Agreement shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” or “but not limited to,” and the use of the word “or” shall not be exclusive.

(f)             The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g)             The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h)             References to “days” means calendar days, unless the term “Business Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified.

(i)              A reference to a “Governmental Rule” includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

Section 1.5.         Divisions. For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article II.
REPRESENTATIONS

Section 2.1.         Representations of the Issuer. The Issuer makes the following representations and warranties to the Company on the Closing Date:

(a)             Issuer is a public instrumentality and agency of the State of Iowa duly organized and existing under the laws of the State. Under the provisions of the Act and the Constitution of the State, Issuer is authorized to enter into the transactions contemplated by this Financing Agreement and the Indenture and to carry out its obligations hereunder and thereunder. Issuer has been duly authorized to execute and deliver this Financing Agreement, the assignment of this Financing Agreement and the Note to the Trustee, and the other Financing Documents to which it is a party.

(b)             The issuance and sale of the Series 2025A Bonds; the execution and delivery of the Indenture, this Financing Agreement, the assignment of this Financing Agreement and the other Financing Documents to which it is party; and the performance of all covenants and agreements of the Issuer contained in the Series 2025A Bonds, the Tax Certificate, this Financing Agreement and the other Financing Documents to which it is a party have been duly authorized by a resolution of the governing body of the Issuer adopted at a meeting thereof duly called and held by the affirmative vote of not less than a majority of a quorum present at such meeting.

(c)             Issuer agrees to provide financing or refinancing to refund a portion of the Existing Bonds by issuing the Series 2025A Bonds and lending the proceeds thereof to the Company pursuant to this Financing Agreement.

(d)             The execution and delivery by the Issuer of this Financing Agreement, the assignment of this Financing Agreement and the Note to the Trustee, and the other Financing Documents to which the Issuer is party, and consummation of the transactions contemplated hereby and thereby and fulfillment of the terms hereof or thereof by Issuer will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Issuer is now a party or by which it is now bound.

(e)             Issuer has not and will not pledge the amounts derived from this Financing Agreement other than to secure the Bonds.

Section 2.2.         Representations and Warranties of the Company. The Company makes the following representations and warranties to the Issuer on the Closing Date:

(a)             Company is duly formed, validly existing and in good standing in the State of Delaware and is duly qualified to transact business in the State, and is not in violation of any provision of its certificate of conversion, certification of formation or operating agreement.

(b)             The Company has full power and authority (i) to conduct its business as now conducted and as proposed to be conducted and (ii) to execute, deliver and perform its obligations under the Financing Documents and the Project Documents to which it is a party.

(c)             All necessary action on the part of the Company required to authorize the execution, delivery and performance of the Financing Documents and the Project Documents, in each case, to which it is a party, has been duly and effectively taken.

(d)             Each of the Financing Documents and the Project Documents to which the Company is a party has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms thereof, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in equity or at law).

(e)             The Company and the Project are in compliance with any Governmental Rule (including any Environmental Requirement) applicable to the Company or the Project, and with the terms of all other Governmental Approvals obtained by it, except to the extent that any failure to comply with any of the above could not reasonably be expected to result in a Material Adverse Effect.

(f)             No action, suit, proceeding, inquiry, or investigation before or by any court or federal, state, municipal or other Governmental Authority is pending or, to the Company’s actual knowledge, threatened against or affecting, the Project or any material part thereof, or the Project Sites or any material part thereof, which, if adversely determined, would have a Material Adverse Effect on the Project or the rights or benefits of the Company hereunder.

(g)             (i) The Company has valid leasehold interests in, or easements or other limited property interests in, the Project Sites, valid indefeasible title in the Project and good title in all other property it purports to own, in each case, free and clear of Liens, subject only to Permitted Liens and such interests and assets of the Company are sufficient for the ownership and operation of the Project at the Project Site in accordance with the Financing Documents and the Project Documents; and (ii) to the Company’s actual knowledge, the Project Sites are not subject to any rights of first offer, rights of first refusal, options to purchase or other similar purchase rights held by unaffiliated third parties.

(h)             The Company has not engaged in any business other than the ownership, construction, operation of and financing for the Project and the activities related or incident thereto, and the Company has no obligations or liabilities other than those directly related to the conduct of such business.

(i)              (i) The Company, the Project and the Project Sites are, and have been, in compliance with Environmental Requirements, other than those instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect; (ii) there are no past, pending or, to the Company’s actual knowledge, threatened Environmental Claims against the Company or the Project that individually or in the aggregate could be expected to have a Material Adverse Effect, and (iii) except as could not be reasonably expected to have a Material Adverse Effect, neither the Company nor, to the Company’s actual knowledge, any other Person, has used, released or discharged, generated or stored any Hazardous Substances at the Project Sites, and to the Company’s actual knowledge, there are no Hazardous Substances used or present at the Project Sites except, in either case, in compliance with applicable Environmental Requirements.

(j)             All Governmental Approvals required to be obtained by the Company in connection with (i) the execution and delivery of, and performance by the Company of its respective obligations, and the exercise of its rights, under the Financing Documents, and, other than with respect to performance, the Principal Project Documents, to which it is a party, or (ii) the validity and enforceability of the Financing Documents and the Principal Project Documents, have been obtained and are in full force and effect, except in the case of each of clauses (i) and (ii) above where any failure to obtain the same could not be expected to result in a Material Adverse Effect.

(k)             The Company has obtained all non-ministerial Governmental Approvals required to own and operate the Project and to perform its obligations under the Material Project Documents (as defined in the Purchase Agreement) as of the date hereof, except for those that are not required to be obtained under applicable laws or regulations as of the date hereof or on the Closing Date. Such Governmental Approvals are final and in full force and effect, are free from conditions or requirements that could reasonably be expected to have a Material Adverse Effect, and, if applicable laws or regulations specify a period for bringing administrative appeals, all such appeals periods have expired. The Company reasonably expects that any non-ministerialGovernmental Approvals required to be obtained under applicable laws or regulations as of a later date will be obtained when required in due course without any materially adverse delay, condition or requirements, other than when the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

(l)             The Company has obtained and is maintaining insurance required pursuant to Section 5.9, which insurance, for the avoidance of doubt, includes all insurance required to be obtained and maintained by the Company under the Principal Project Documents.

(m)             (i) The Company’s financial statements delivered on the Closing Date, and the latest financial statements delivered thereafter pursuant to Section 5.11(a) hereof, present fairly, in all material respects, the financial condition of the Company as of the date thereof, (ii) the Company has disclosed all material liabilities of the Company, either direct or contingent, as of the Closing Date in its financial statements delivered by the Company on the Closing Date, or otherwise in writing prior to the date hereof, and (iii) since the date of the balance sheet included with the most recent financial statements of the Company delivered pursuant to Section 5.11(a) hereof, no event has occurred and is continuing, and no condition exists, that could be expected to have, a Material Adverse Effect.

(n)             The Base Case Model discloses all material assumptions and was prepared in good faith and represents, in the opinion of the Company, reasonable projections on the Closing Date of the future performance of the Company (it being understood that projections contain significant uncertainty and actual results may differ significantly from projections).

(o)             Gevo RNG Holdco, LLC owns 100% of the equity interest in the Company, free and clear of all Liens.

(p)             The Company has timely filed or caused to be filed (or applied for an extension relating to the same) all income tax returns and all other tax returns which are required to be filed by it and has paid or caused to be paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith with appropriate reserves set aside in accordance with GAAP.

(q)             No Financing Incipient Default Event or Financing Default Event has occurred and is continuing.

(r)             No ERISA Event has occurred or is reasonably be expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Company has no contingent liability with respect to any post-retirement benefit under an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA (COBRA). The Company does not sponsor, maintain, or have any liability under or in respect of, any Pension Plan. The Company does not have any liability with respect to, or any obligation to contribute to, any Multiemployer Plan.

(s)             None of the execution, delivery or performance by the Company of each of the Financing Documents and Principal Project Documents to which it is a party violates or constitutes a default or requires consent by any other Person (other than with respect to the Principal Project Documents) under any material Governmental Rule applicable to such Person or the Project or any of the material contractual obligation to which the Company is a party; none of the execution, delivery or performance of the Financing Documents or the Principal Project Documents to which the Company is a party results in, or requires, the creation or imposition of any lien on any of the Collateral or any other properties or revenues of the Company except for Permitted Liens.

(t)             The Company has not filed an election pursuant to Treasury Regulation 301.7701-3(c) to be treated as an association taxable as a corporation.

(u)             Upon the execution and delivery thereof, the Mortgage and the Security Agreement will be effective to create a lien on and security interests in and to the Company’s rights in the Collateral, and on or prior to the Closing Date, all documents which are necessary to be recorded and filed for the perfection of the liens created under the Mortgage and the Security Agreement will have been executed and delivered to the Trustee, or its designee in proper form for filing, registration or recordation so that, when filed, registered or recorded, the liens and security interests created by each of the Mortgage and the Security Agreement will constitute perfected liens on and security interests in all right, title, estate and interest of the Company in and to the Collateral described therein (other than any item of Collateral as to which a lien or security interest cannot be perfected by filing or recording), prior and superior to all other Liens, subject only to Permitted Liens. The recordings and filings shown on Exhibit H attached hereto are all the recordings and filings necessary as of the Closing Date, in order to establish, protect and perfect in favor of the Trustee, the liens on and security interests in the right, title, estate and interest of the Company in and to the Collateral described in the Mortgage and the Security Agreement (other than any item of Collateral as to which a security interest cannot be perfected by filing or recording). As may be required from time to time, the Company further agrees to take all necessary steps and make all filings to ensure the continued perfected security interest in the applicable Collateral.

(v)            The proceeds of the Series 2025A Bonds will be used only for the purposes permitted by the Financing Documents.

(w)            The Project is wholly located in the State and will not be moved during the term of this Financing Agreement.

(x)             The Company has not entered into any agreement, or taken any action, that would limit, amend or modify the terms of any provision of the Financing Documents by actions, by conduct of the parties, or otherwise.

(y)             As of the Closing Date, none of this Financing Agreement nor any other document, certificate or written statement furnished to the Trustee or the Issuer by the Company, or information, statements, representations, covenants or warranties provided or agreed to by the Company in any of the Project Documents contains, to its knowledge, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement contained herein and therein not misleading or incomplete in light of the circumstances under which it was made; provided, however, any projections or forward-looking statements made by the Company herein and therein (i) are based on reasonable assumptions as to all relevant legal and factual matters, (ii) are consistent with the provisions of the Project Documents and the Financing Documents in all material respects, (iii) have been prepared in good faith and with due care and (iv) fairly represent the reasonable expectations of the Company as to the matters covered thereby as of their date and, for the avoidance of doubt, the Third Party Reports have been prepared by the Third Party Consultants and furnished by the Third Party Consultants, and not by the Company, to the Trustee and the Issuer; however, the Company has reviewed the Third Party Reports, and, with respect to such Third Party Reports, (1) the factual information that was prepared or provided by the Company and its affiliates to the Third Party Consultants was provided in good faith and was, as of the date such information was delivered, and is, as of the Closing Date for the Series 2025A Bonds, true and correct in all material respects, (2) the Company believes that the assumptions provided by the Company used for any projections or forward-looking statements contained therein are reasonable based on all relevant legal and factual matters relating to the Company and the Project and (3) the Company does not have actual knowledge of any material misstatements in the conclusions of such Third Party Reports.

(z)             The Company hereby acknowledges receipt of original counterparts of the Financing Documents and hereby approves the Indenture.

(aa)           As of the Closing Date, the Company has not entered into any material agreements in connection with the Project with total payments by or to the Company in excess of $500,000, or with a term greater than one year, other than: (i) the Financing Documents to which it is a party, (ii) the Project Documents, (iii) the documents listed in Exhibit I attached hereto and (iv) documents which have been terminated, whose terms have expired, or pursuant to which no Company obligations remain.

(bb)          The Company owns or holds a valid and enforceable license or right to use the Technology and Intellectual Property Rights necessary to operate, use, maintain, convey and dispose of the Project in a commercially reasonable manner and as contemplated in connection with the Project, except where the failure to own or hold a valid and enforceable license or right to use such Technology and Intellectual Property Rights could not reasonably be expected to result in a Material Adverse Effect.

(cc)           The Company has no Subsidiaries nor any equity interest in any Person.

(dd)          The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” (as defined in Regulation U of the Board of Governors (12 C.F.R. 221)) or to extend credit to others for such purpose and no part of the proceeds of the Series 2025A Bonds will be used, whether immediate, incidental or ultimate, for the purpose of (i) buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors (12 C.F.R. 221) or to extend credit to others for such purpose, or (ii) buying or carrying or trading in any security under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors (12 C.F.R. 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors (12 C.F.R. 220).

(ee)          The Company is not an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or an “investment adviser” within the meaning of the Investment Company Act of 1940.

(ff)            The Company has not created, incurred, assumed or suffered to exist or otherwise become liable with respect to any Debt, other than Permitted Debt.

(gg)          The Company’s obligations under the Financing Documents and hereunder are direct and unconditional obligations that rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured indebtedness of the Company.

(hh)          No Force Majeure in connection with the Project, the business or the properties of the Company exists or, to the actual knowledge of the Company, is threatened, that could reasonably be expected to permit termination of a Project Document or have a Material Adverse Effect on the Company or the Project.

(ii)             Other than the accounts permitted to exist under the Financing Documents, the Company does not have any deposit accounts or securities accounts.

(jj)            The Company is Solvent and will be Solvent after incurrence of the Series 2025A Bonds.

(kk)          The managerial, administrative and operational responsibilities delegated pursuant to the Operating Agreement and the Asset Management Agreement constitute all of the material managerial, administrative and operational obligations of the Company pursuant to the Financing Documents and Project Documents.

(ll)             (i) True and complete copies of all Principal Project Documents, and any amendments thereto, in each case, in effect on the date this representation is made, have been provided by the Company to the Issuer and the Trustee; (ii) no event has occurred and is continuing under any Project Document that has resulted in either (A) the cancellation or termination of the Project Document by any counterparty thereto or (B) the excuse of any such counterparty from liability for any material non-performance under the Project Document; (iii) no event of Force Majeure exists with respect to the Company or, to the knowledge of the Company, with respect to any party to any Project Document, which, as of the date this representation is made, permits or requires any party (other than the Company) to cancel, suspend or terminate its performance under any Project Document in accordance with the terms thereof; and (iv) the services to be performed, the materials to be supplied and the real property interests and other rights granted pursuant to the Project Documents (A) are sufficient to enable the Project to be located and constructed on the Project Sites, (B) enable the Project to be operated and maintained on the Project Sites, and (C) provide, as necessary in accordance with Prudent Industry Practices, rights of adequate ingress and egress for any reasonable purpose in connection with the operation and maintenance of the Project under the Project Documents.

(mm)         The Sponsor is providing operational and maintenance services and other services on behalf of the Company, including asset management services, environmental compliance, and cost and budget control.

(nn)          No default or event of default has occurred and is continuing under any of the Project Documents.

(oo)          No material casualty or material condemnation of the Project has occurred and the Company has not received any written notice of, nor has any knowledge, any material casualty or material condemnation of the Project that is threatened or pending.

(pp)          The principal place of business of the Company is Iowa. The Company has no legal name other than that set forth in the Recitals.

Article III.
ISSUANCE OF THE SERIES 2025A BONDS

Section 3.1.         Deposits With the Trustee; Issuance of Series 2025A Bonds. To provide funds for purposes of the Refunding, the Issuer will issue, sell and deliver the Series 2025A Bonds upon the order of the Purchaser as provided in the Purchase Agreement. The Series 2025A Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature, will be subject to redemption and have such other terms as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Series 2025A Bonds, and the terms and conditions under which the Series 2025A Bonds will be issued, sold and delivered. The Company hereby agrees to all terms and provisions of the Indenture and accepts each and every one of the Company’s duties and obligations expressed thereunder and agrees to comply with and perform all such duties and obligations of the Company thereunder and to adhere to all restrictions and limitations imposed on the Company thereunder. The proceeds from the sale of the Series 2025A Bonds shall be paid over to the Trustee for the benefit of the Company and deposited as provided in Section 4.01 of the Indenture.

At the request of the Company, and for the purposes and upon fulfillment of the conditions specified in the Indenture, the Issuer may provide for the issuance, sale and delivery of Additional Bonds in accordance with the Financing Documents and make available the proceeds from the sale thereof to the Company.

Section 3.2.         Investment Of Moneys Held Under Indenture. At the written request of the Company or as otherwise provided in the Indenture, any amounts held as part of any fund or account established and maintained by the Trustee under the Indenture, shall be invested or reinvested by the Trustee in Investment Securities, subject in all respects to the terms of the Indenture.

The Company shall provide the Issuer with, and the Issuer may base its certifications on, a certificate of the Company for inclusion in the transcript of proceedings for the Series 2025A Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Series 2025A Bonds regarding the amount and use of the proceeds of the Series 2025A Bonds and the facts, estimates and circumstances on which those expectations are based.

Section 3.3.         Rebate Fund. The Company agrees to make such payments to the Trustee as are required of it under Section 4.13 of the Indenture or as required by this Financing Agreement. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture and the Financing Agreement.

The Company and the Issuer (to the extent within its control) each covenants to the owners of the Series 2025A Bonds that, notwithstanding any other provision of this Financing Agreement or any other instrument, it shall take no action, nor shall the Company direct the Trustee to take or approve the Trustee taking any action or direct the Trustee to make or approve the Trustee’s making any investment or use of proceeds of the Series 2025A Bonds or any other moneys which may arise out of or in connection with this Financing Agreement, the Indenture or the Project, which would cause the Series 2025A Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code. In addition, the Company covenants and agrees to comply with the requirements of Section 148(f) of the Code as it may be applicable to the Series 2025A Bonds or the proceeds derived from the sale of the Series 2025A Bonds or any other moneys which may arise out of, or in connection with, this Financing Agreement, the Indenture or the Project throughout the term of the Series 2025A Bonds. No provision of this Financing Agreement shall be construed to impose upon the Trustee any obligation or responsibility for compliance with arbitrage regulations.

For purposes of complying with their respective obligations under this Section 3.3 the Issuer and the Company may rely upon the advice of Bond Counsel satisfactory to the Issuer including to such advice that is embedded in the Tax Certificate.

Article IV.
USE OF PROCEEDS; PAYMENT PROVISIONS

Section 4.1.         Use Of Bond Proceeds. The Issuer covenants and agrees, upon the terms and conditions in this Financing Agreement, to use the proceeds of the Series 2025A Bonds (conditioned on the receipt thereof by the Issuer) for the purpose of making the Loan to the Company for the Refunding (including the funding of the Refunding Account of the Project Fund as set forth in the Indenture).

Section 4.2.         Remittance of Revenues to Trustee; Financing Payments And Payment Of Other Amounts Payable.

In consideration of the issuance of the Bonds by the Issuer and the loan of the proceeds of thereof to the Company, the Company hereby covenants and agrees to remit or cause to be remitted all Revenues to the Trustee for deposit into the Revenue Fund within two (2) Business Days of receipt. The Company hereby covenants and agrees to repay the Loan and pay or cause to be paid to the Trustee (or to the Issuer directly with respect to payments to or for the benefit of the Issuer under paragraph (c) or (d) of this Section 4.2) all amounts payable under this Section 4.2 including Series 2025 Financing Payments (defined below) in federal funds or other funds immediately available at the corporate trust office of the Trustee, as follows:

(a)             At least one Business Day before each Bond Payment Date until the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay or cause to be paid to the Trustee, a sum equal to the amount payable (whether at maturity or upon redemption or acceleration) on such Bond Payment Date whether as principal of or interest or premium, if any, on the Bonds for application as provided in the Indenture (the “Financing Payments”). The interest on any Financing Payments not made on the day on which such Financing Payment is due and payable shall thereafter accrue (until such Financing Payment is duly made) at the Default Rate.

(b)             The Issuer shall have no obligation, financial or otherwise, with respect to payment of the principal of, premium or interest on, or the purchase price of any Bonds, or for arrangements therefor, except as specifically provided in Section 8.1 and Section 9.14 hereof; however, the Issuer shall generally cooperate with the Company and the Trustee, as contemplated in the Indenture.

(c)             The Company also agrees to pay (i) the annual fee of the Trustee, for their ordinary services rendered as trustee, and their ordinary expenses, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, in each of its respective capacities (including to as Registrar), the reasonable fees of any other paying agent on the Series 2025A Bonds as provided in the Indenture, as and when the same become due, (iii) the reasonable fees, charges and expenses of the Trustee for any extraordinary services rendered by it and any extraordinary expenses (including to reasonable attorneys’ fees and expenses) incurred by it under the Indenture, as and when the same become due, (iv) the cost of printing any Series 2025A Bonds required to be furnished by the Issuer, (v) the cost of printing and typesetting any preliminary official statement, official statement or other offering circular utilized in connection with the sale of any Series 2025A Bonds and any amendment or supplement thereto, (vi) the Issuer’s fee at the Closing Date, (vii) any amounts required to be deposited in the Rebate Fund to comply with the provisions hereof and of the Indenture and the payment of any Rebate Consultant, and (viii) all reasonable and documented fees, costs, and expenses, including reasonable and documented fees and expenses of accountants, consultants, attorneys or experts as may be engaged in accordance with and as contemplated by the Financing Documents. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(d)             The Company also agrees to pay, (i) as soon as practicable after receipt of request for payment thereof, all expenses required to be paid by the Company under the terms of the Purchase Agreement, (ii) to the Trustee for deposit to the Insurance Proceeds Fund, any Net Insurance Proceeds and/or Net Condemnation Proceeds as provided in Section 4.12 of the Indenture and (iii) all reasonable and documented expenses of the Issuer, including legal fees and expenses, related to the Project, and the execution, delivery and performance of the Financing Documents, which are not otherwise required to be paid by the Company under the terms of this Financing Agreement, including all costs of issuance.

(e)             In the event the Company should fail to make any of the payments required by subsections (a) through (d) of this Section 4.2, such payments shall continue as obligations of the Company until such amounts shall have been fully paid.

Section 4.3.         Unconditional Obligation. The obligations of the Company to make the payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, the Trustee or any other person, and during the term of this Financing Agreement, the Company shall pay all payments required to be made hereunder as prescribed in Section 4.2 hereof and all other payments required hereunder, free of any deductions and without abatement, diminution or setoff. Until such time as the principal of, premium, if any, sinking fund installments, if any, and interest on, the shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2 hereof; (ii) will perform and observe all of its other covenants contained in this Financing Agreement; and (iii) except as provided in Article VII hereof, will not terminate this Financing Agreement for any cause, including the occurrence of any act or circumstances that may constitute failure of consideration, an Event of Taking or Event of Damage, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Financing Agreement or the Indenture, except to the extent permitted by this Financing Agreement.

Section 4.4.         Assignment Of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will assign to the Trustee, all of the Issuer’s rights under this Financing Agreement and under the Note (except the Unassigned Issuer’s Rights), and the Issuer hereby directs the Company to make or cause the payments required hereunder to be made (except such payments for expenses and indemnification included in the Unassigned Issuer’s Rights) directly to the Trustee. The Company hereby assents to such assignment and agrees to make payments directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.

Section 4.5.         Amounts Remaining In Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Trustee and the Issuer in accordance with the Indenture, and (iii) all other amounts required to be paid under this Financing Agreement and the Indenture, any amounts remaining in any Fund or Account held by the Trustee under the Indenture (except the Rebate Fund) shall be paid as provided in the Indenture.

Article V.
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1.         Right Of Access To The Project; Annual Holder Call. The Company agrees that during the term of this Financing Agreement, the Issuer, the Trustee, and the duly authorized agents of any of them shall have the right at all reasonable times during normal business hours to enter upon the Project Sites to (i) examine and inspect the Project and any Collateral, in the presence of representatives of the Company and (ii)  examine and make copies of the books, records, accounts and documents of the Company and to discuss the affairs, finances and accounts of the Company with the Company’s officers, employees, agents or independent accountants, subject to such accountants’ customary policies and procedures; provided, however, that reasonable notice shall be given to the Company prior to such examination or inspection. The rights of access hereby reserved to the Issuer and the Trustee (and any Holders or Beneficial Owners of the Bonds) may be exercised only after the Issuer or the Trustee (or any Holders or Beneficial Owners of the Bonds), as the case may be, shall have executed release of liability and nondisclosure agreements (to the extent permitted under applicable law) if requested by the Company in the form then currently used by the Company, provided, that nothing contained in this Section 5.1 or in any other provision of this Financing Agreement shall be construed to entitle the Issuer or the Trustee (or any Holders or Beneficial Owners of the Bonds) to any information or inspection involving the confidential trade or proprietary information, expertise or know-how of the Company. After notice pursuant to Section 5.11(g) hereof, the Company shall make available the project manager or other senior management for an annual conference call with the Trustee and the Holders or Beneficial Owners of the Bonds. The Company shall schedule such call no later than the sixtieth day after the release of its annual financial statement, commencing with the annual financial statement for Fiscal Year 2025.

Section 5.2.         Maintenance of its Existence. The Company covenants and agrees that it has been formed and organized as a separate special purpose entity solely for the purpose of owning, constructing, operating and maintaining the Project and the sale of the products thereof, shall not engage in any business or hold any assets unrelated thereto, and that it shall maintain: (i) its legal existence, (ii) its status in good standing in the State, (iii) its qualification to do business in the State and (iv) all relevant material rights, franchises and privileges necessary for the maintenance of its existence and for the development, construction, operation and maintenance of the Project, except, in all cases, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. Further, the Company: (A) will hold itself out as being a Person, separate and apart from any other Person, (B) shall conduct its own business in its own name independently and through its own authorized officers and gents, (C) shall pay its own debts and liabilities when they become due out of its own funds, (D) will observe all corporate formalities and do all things necessary to preserve its existence, (E) will not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the debts or obligations of any other Person, (F) will not acquire obligations of or securities issued by its members or any of their affiliates, as applicable, (G) will use separate stationery, invoices and checks bearing its own name, (H) will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, other than as contemplated or not prohibited by the Financing Documents, (I) will correct any known misunderstanding regarding its separate identity, (J) will not fail to maintain its status as a single purpose entity, (K) will appoint an independent director prior to the Closing Date and will require the affirmative vote of the independent director as a prerequisite to: (I) file a voluntary petition under the Bankruptcy Code or any other applicable bankruptcy or insolvency law; (II) file an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for insolvency from any Person; or (III) consent to or acquiesce in or join in an application for the appointment of a custodian, receiver, trustee or examiner for the Company or any portion of the Project, (L) will not secure any indebtedness or permit any lien encumbering the Project Sites or the Project other than as permitted by the Financing Documents, (M) will observe all customary organizational and operational formalities, including taking and maintaining of complete minutes of all member, manager, shareholder, board or similar meetings, (N) will maintain an arm’s length relationship with its affiliates and enter into transactions with affiliates only on an arm’s-length basis and pursuant to written enforceable agreements, (O) will allocate fairly and reasonably overhead for shared office space, and (P) will at all times have organizational documents that do not conflict with the requirements set forth in this Section 5.2.

Section 5.3.         Approvals. The Company agrees to obtain and maintain all Governmental Approvals as and when necessary for the construction, use or operation of the Project, as applicable except where the failure to maintain such Governmental Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall comply or cause compliance with, and shall ensure that the Project is operated in compliance with, all Governmental Rules and Governmental Approvals, including Environmental Requirements, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.4.         Operation of the Project. The Company shall use commercially reasonable efforts to keep, operate and maintain the Project and Project Sites, or cause the Project or Project Sites to be kept, operated and maintained, in good working order and condition (ordinary wear and tear excepted) and make all repairs, replacements and renewals with respect thereto which are necessary, in each case, to permit the Project to operate materially in accordance with (i) Prudent Industry Practices (which shall take into consideration modifications to operations during any testing of the Project), (ii) the Principal Project Documents, and (iii) applicable Governmental Approvals.

The Company will operate the Project, or cause the Project to be operated, as a “project,” within the meaning of the Act, until the date on which all of the Bonds have been fully paid and are no longer outstanding. No changes shall be made in the Project and no actions will be taken by Company, nor will the Company fail to take any action, the effect of which action or inaction shall in any way affect the qualification of the Project as a “project” under the Act.

Section 5.5.         Taxes. The Company shall pay and discharge all material taxes and other assessments and governmental charges imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, unless they are being contested in good faith by appropriate proceedings and the Company has established and maintains adequate reserves therefor in accordance with GAAP.

Section 5.6.         Tax Covenant. The Company covenants that it shall not take any action or inaction, nor fail to take any action or permit any action to be taken, if any such action or inaction would adversely affect the exclusion from gross income for federal income tax purposes of the interest on the Bonds that constitute Tax-Exempt Obligations. Without limiting the generality of the foregoing, the Company covenants that it will comply with the instructions and requirements of the Tax Certificate, which is incorporated herein as if set forth fully herein. The Company will, on a timely basis, provide the Issuer with all necessary information and, with respect to the Company’s Rebate Requirement or Yield Reduction Payments (both as defined in the Tax Certificate) required to be paid, all necessary funds, in addition to any funds that are then available for such purpose in the Rebate Fund, to enable the Issuer to comply with all arbitrage and rebate requirements of the Code.

Notwithstanding any other provision of this Financing Agreement or the Indenture to the contrary, the covenants contained in this Section 5.6 shall survive the defeasance or payment in full of any and all Tax-Exempt Obligations.

Section 5.7.         Enforcement of Project Documents; Compliance with Project. The Company shall (i) use commercially reasonable efforts to enforce against any counterparty to a Principal Project Document to which the Company is a party, each material covenant or obligation of such party in accordance with its terms (other than with respect to insurance as to which Section 5.9 hereof shall apply), except to the extent that the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect, and (ii) comply with its material obligations under the Principal Project Documents.

Section 5.8.         Security Interests. The Company shall preserve and maintain the security interests granted under the Security Documents in full force and effect (including the priority thereof as contemplated by the Financing Documents, subject to Permitted Liens), and, promptly after acquiring any title in real property not covered by the Mortgage, execute and record a supplement to the Mortgage subjecting such rights in such real property to the Mortgage.

Section 5.9.         Insurance. The Company agrees (i) to maintain or cause to be maintained in effect the types of insurance required pursuant to the insurance requirements set forth on Exhibit B attached hereto in the amount and on the terms and conditions specified therein, (ii) to deliver to the Trustee certificates of insurance covering the Project and, upon request, to the Issuer, memorandum copies of the insurance policies or certificates of insurance covering the Project, and an annual certification, delivered within thirty (30) days of the annual renewal of the insurance policies covering the Project, by an insurance consultant with recognized expertise in the insurance requirements of facilities such as the Project that the insurance on the Project meets the requirements set forth in Exhibit B, and (iii) to use commercially reasonable efforts to enforce the obligations of all providers of insurance policies under the insurance policies issued to the Company required pursuant to this Section 5.9 and (iv) to use commercially reasonably efforts to enforce the obligations of all other parties to the Project Documents to maintain insurance as required by the applicable Project Document.

Section 5.10.       Books and Records. The Company shall keep separate and proper books and records, bank accounts and books of account in accordance with GAAP, in each case that are separate and apart from the books and records, bank accounts and books of account of any other Person and shall not commingle funds or assets with those of any other person; provided, however, that the Company’s assets may be included in a consolidated financial statement of a direct or indirect shareholder or other owner of a beneficial interest of the Company if inclusion on such consolidated financial statement is required to comply with the requirement of generally accepted accounting principles of the relevant jurisdiction, but only if (a) such consolidated financial statement shall be appropriately footnoted to the effect that the Company’s assets are owned by the Company and that they are being included on the consolidated financial statement of such shareholder or other owner of a beneficial interest only to comply with the requirements of generally accepted accounting principles of the relevant jurisdiction and (b) such assets shall be listed on the Company’s own separate balance sheet and permit reasonable inspections of its property, subject to Section 5.1 hereof, and examinations of its books and records by the Trustee or its agents at reasonable times during regular business hours as may be reasonably necessary to determine performance by the Company of its obligations under the Financing Documents or Project Documents.

Section 5.11.       Company Reporting and Information Covenants. The Company shall deliver to the Trustee and file or cause to be filed with EMMA (except as explicitly excluded in Sections 5.11(c) and (f) hereof) and, with respect to Section 5.11(f), to the Issuer:

(a)             Beginning within one hundred twenty (120) days after the end of each Fiscal Year of the Company, commencing with the Fiscal Year ending December 31, 2024, a copy of the audited financial statements of the Company as of the end of such Fiscal Year (including a balance sheet, income statement and statement of cash flows), setting forth in comparative form, the respective audited figures as of the end of and for the previous Fiscal Year, if available, prepared in accordance with GAAP, accompanied by an opinion of an independent Nationally Recognized Accounting Firm, which opinion (without a “going concern” or like qualification or exception as to the scope of such audit) shall state that such financial statements fairly present, in all material respects, the financial condition and results of operations of the Company, together with a certificate of duly authorized officer of the Company stating whether to such authorized officer’s actual knowledge, any Financing Incipient Default Event or Financing Default Event has occurred and is continuing (and, if any such Financing Incipient Default Event or Financing Default Event shall have occurred and be continuing, a statement setting forth the nature thereof and the steps being taken by the Company to remedy the same).

(b)             Within forty-five (45) days after the end of each Fiscal Quarter of the Company, commencing with the Fiscal Quarter ending March 31, 2025, a copy of the unaudited financial statements of the Company as of the end of such Fiscal Quarter (including a balance sheet, income statement and statement of cash flows), prepared in accordance with GAAP and stating in comparative form the respective figures for the corresponding period in the previous Fiscal Quarter, together with a certificate of duly authorized officer of the Company stating (i) that such unaudited financial statements fairly state, in all material respects (subject to normal year-end audit adjustments) the financial condition of the Company as of the end of such Fiscal Quarter and (ii) whether to such authorized officer’s actual knowledge, any Financing Incipient Default Event or Financing Default Event has occurred and is continuing (and, if any such Financing Incipient Default Event or Financing Default Event shall have occurred and be continuing, a statement setting forth the nature thereof and the steps being taken by the Company to remedy the same).

(c)           As soon as practicable, unless otherwise specified, and in any event within three (3) Business Days of the Company obtaining actual knowledge of any of the following events occurring, notice of:

(i)              the occurrence of any Major Loss;

(ii)             except as set forth in (iii) below, any litigation or similar proceeding affecting the Project or the Company in which the amount involved is in excess of $1,000,000, involves injunctive or declaratory relief or which if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(iii)            any dispute, litigation, investigation or proceeding which may exist at any time between any Governmental Authority and the Company or, to the actual knowledge of the Company, any party to a Project Document relating to the Project;

(iv)            the termination or cancellation of, or material amendment to, any Project Document, or the execution of a new Project Document (which such notice shall be accompanied by a true and complete copy of such termination, cancellation, amendment or new Project Document, as applicable);

(v)             any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a material claim under any insurance policy maintained with an amount in excess of $3,000,000 with copies of any material documents relating thereto that are in the possession of the Company;

(vi)            any disposition of an asset of the Company with a value of $3,000,000 or more;

(vii)           the occurrence of any ERISA Event or any other event or circumstance that could reasonably be expected to result in a material liability of the Company under ERISA or under the Code with respect to any Pension Plan, Multiemployer Plan or post-retirement welfare benefit plan, and describing any action the Company or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(viii)          the creation of any Lien known to the Company against the Collateral (other than Permitted Liens);

(ix)            any written notice indicating that any material Governmental Approval will not be granted or renewed, or will be granted or renewed on terms materially more burdensome to the Company compared to expected or previously existing Governmental Approvals;

(x)             any event or circumstance affecting any of the parties to the Principal Project Documents that could reasonably be expected to materially impair the ability of such party to perform its obligations under such Principal Project Document;

(xi)             the occurrence of any material Force Majeure event under any Principal Project Document reasonably expected to last more than thirty (30) consecutive days;

(xii)            any abandonment of all or a material part of the Project;

(xiii)          any cancellation or material change in the insurance coverage required to be maintained pursuant to Section 5.9 hereof;

(xiv)          the occurrence of any Financing Default Event or any Financing Incipient Default Event, and describing any action being taken or proposed to be taken with respect thereto;

(xv)           copies of all material filings and notices made or received by the Company relating to Governmental Approvals; and

(xvi)          any other event that could reasonably be expected to have a Material Adverse Effect.

The information described above shall be delivered to the Trustee and shall be made available to any Holder upon written request to the Trustee. For the avoidance of doubt, at no time and under no circumstance shall the Trustee file nor shall the Company be required to file the information described under any of the clauses above in this Section 5.11(c) with EMMA.

(d)           Within forty-five (45) days after the end of each Fiscal Quarter of the Company, commencing with the Fiscal Quarter ending March 31, 2025 except as set forth below, an Operating Report in the form of Exhibit E, certified by an authorized officer of the Company that such report was prepared in good faith and on the basis of information reasonably believed to be accurate at the time such report was prepared.

(e)           Within forty-five (45) days after the end of each Fiscal Quarter of the Company, commencing with the Fiscal Quarter ending December 31, 2025, a certificate executed by an authorized officer of the Company showing (i) the Debt Service Coverage Ratio as of the last day of the preceding twelve (12) month period and (ii) the projected Debt Service Coverage Ratio as of the last day of the next twelve (12) month period, based on reasonable projections made by the Company.

(f)            Annually on or before August 15 of each year, commencing with August 15, 2025, a statement of the principal amount of the Bonds outstanding as of the immediately preceding June 30, to be included in the Issuer’s annual audit. In addition, the Company shall provide the Issuer with any other information concerning the Series 2025A Bonds which the Issuer may from time to time request according to the rules and interpretations of the Governmental Accounting Standards Board required to be disclosed concerning conduit debt obligations; provided, however, that the information described in this Section 5.11(f) shall not be filed with EMMA.

(g)           At least thirty (30) Business Days prior to the date upon which the Company has scheduled the site visit or any annual conference call with the Holders or Beneficial Owners of the Bonds provided for in Section 5.1 hereof, reasonably detailed written notice with regards to such site visit or annual conference call, including the date and time, the appropriate telephone number and any required passwords, and any other information necessary for a holder or Beneficial Owner to participate in such site visit or annual conference call, and shall direct the Trustee to send such notice to the Holders or Beneficial Owners of the Bonds as provided in Section 11.06 of the Indenture.

(h)           In connection with any Change of Control, the Company shall deliver or cause to be delivered, to the Trustee all information necessary for and requested by the Trustee, Holders of the Bonds, and Beneficial Owners to identify such Person in accordance with the requirements of the PATRIOT Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable Anti-Corruption Laws, AML Laws and Anti-Terrorism Laws; provided, that in connection with any information requested under this clause (h), the Trustee shall receive at least fifteen (15) Business Days’ prior written notice of the expected transfer.

(i)            (i) Promptly after delivery thereof from or to a Principal Project Party pursuant to a Principal Project Document, copies of all notices and other documents relating to, or within five (5) Business Days after the Company obtaining actual knowledge of: (A) any material dispute, (B) any demand for material liquidated damages, (C) any material breach of any representation or warranty under any Principal Project Document by any party thereto, (D) failure by any party thereto to perform any of its material covenants or other obligations under such Principal Project Document, (E) any event of default under such Principal Project Document, (F) termination of such Principal Project Document or (G) a material force majeure event under such Principal Project Document. (ii) Promptly after such documents become available, copies of all Additional Project Documents and material amendments of any Principal Project Document (if not otherwise provided to the Trustee under this Financing Agreement) and all notices and other documents delivered to the Company by any Project Party relating to any matter described in clauses (i)(A) through (i)(F) above.

(j)            Promptly following receipt by the Company, copies of all Governmental Approvals received by the Company after the Closing Date.

Section 5.12.       Continuing Disclosure.

(a)           As used in this Section, the following terms have the meanings assigned to such terms below:

“Financial Obligation” means a (i) debt obligation; (ii) derivative instrument entered into in connection with, or pledged as security or a source of payment for, an existing or planned debt obligation; or (iii) guarantee of a debt obligation or any such derivative instrument; provided, that “Financial Obligation” shall not include municipal securities (as defined in the Securities Exchange Act of 1934, as amended) as to which a final official statement (as defined in the Rule) has been provided to the MSRB consistent with the Rule.

“Rule” means Rule 15c2-12, as amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

(b)           Annual Reports.

(i)             The Company shall provide (A) annually to the MSRB, in an electronic format as prescribed by the MSRB, beginning within one hundred and twenty (120) days after the end of each Fiscal Year of the Company, commencing with the Fiscal Year ending December 31, 2025, a copy of the audited financial statements of the Company as of the end of such Fiscal Year (including a balance sheet, income statement and statement of cash flows), setting forth in comparative form, the respective audited figures as of the end of and for the previous Fiscal Year, if available, prepared in accordance with GAAP, accompanied by an opinion of an independent Nationally Recognized Accounting Firm; and (B) within forty-five (45) days after the end of each Fiscal Quarter of the Company, commencing with the Fiscal Quarter ending June 30, 2025, a copy of the unaudited financial statements of the Company as of the end of such Fiscal Quarter (including a balance sheet, income statement and statement of cash flows), prepared in accordance with GAAP and stating in comparative form the respective figures for the corresponding period in the previous Fiscal Quarter.

(ii)             If the Company changes its fiscal year, it will notify the MSRB of the change (and of the date of the new fiscal year end) prior to the next date by which the Company otherwise would be required to provide financial statements pursuant to this Section.

(iii)            The financial statements to be provided pursuant to this Section may be set forth in full in one or more documents or may be included by specific reference to any document (including an official statement or other offering document, if it is available from the MSRB) that theretofore has been provided to the MSRB or filed with the SEC.

(iv)            For the avoidance of doubt, the Trustee shall not have any obligation or responsibility whatsoever to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with respect to any of the Company’s obligations under this Section or with respect to any statement, reports or other documents to be provided to the MSRB, filed with the SEC or any other body or website.

(c)           Event Notices. As used in this Section, the term “obligated person” shall mean any person, including the Company, who is either generally or through an enterprise, fund, or account of such person committed by contract or other arrangement to support payment of all or part of the obligations on the Series 2025A Bonds (other than any providers of municipal bond insurance, letters of credit, or other liquidity facilities). The Company shall provide notice of any of the following events with respect to the Series 2025A Bonds to the MSRB, in an electronic format as prescribed by the MSRB, in a timely manner and not more than ten (10) Business Days after the occurrence of the event:

(i)              principal and interest payment delinquencies;

(ii)             nonpayment related defaults, if material;

(iii)            unscheduled draws on debt service reserves reflecting financial difficulties;

(iv)            unscheduled draws on credit enhancements reflecting financial difficulties;

(v)             substitution of credit or liquidity providers, or their failure to perform;

(vi)            adverse tax opinions, the issuance by the Internal Revenue Service of proposed or final determinations of taxability, Notices of Proposed Issue (IRS Form 5701-TEB) or other material notices or determinations with respect to the tax status of the Series 2025A Bonds, or other material events affecting the tax status of the Series 2025A Bonds;

(vii)           modifications to rights of Bondholders, if material;

(viii)          bond calls, if material and tender offers;

(ix)            defeasances;

(x)              release, substitution, or sale of property securing repayment of the Series 2025A Bonds, if material;

(xi)             rating changes;

(xii)            bankruptcy, insolvency, receivership, or similar event of any obligated person, which shall occur as described below;

(xiii)          the consummation of a merger, consolidation, or acquisition involving an obligated person or the sale of all or substantially all of the assets of the obligated person, other than in the ordinary course of business, the entry into of a definitive agreement to undertake such an action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;

(xiv)          appointment of a successor or additional Trustee or the change of name of a Trustee, if material;

(xv)           incurrence of a Financial Obligation of an obligated person, if material, or agreement to covenants, events of default, remedies, priority rights, or other similar terms of a Financial Obligation of an obligated person, any of which affect Bondholders, if material; and

(xvi)          default, event of acceleration, termination event, modification of terms, or other similar events under the terms of a Financial Obligation of an obligated person, any of which reflect financial difficulties.

For these purposes, any event described in the immediately preceding clause (xii) is considered to occur when any of the following occur: the appointment of a receiver, fiscal agent, or similar officer for an obligated person in a proceeding under the United States Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of the obligated person, or if such jurisdiction has been assumed by leaving the existing governing body and officials or officers in possession but subject to the supervision and orders of a court or governmental authority, or the entry of an order confirming a plan of reorganization, arrangement, or liquidation by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of the obligated person.

The Company shall notify the MSRB, in a timely manner, of any failure by the Company to provide annual financial statements in accordance with Section 5.12(b) of this Financing Agreement by the time required by such Section.

All documents provided to the MSRB shall be accompanied by identifying information as prescribed by the MSRB

(d)           Limitations, Disclaimers and Amendments.

(i)             The Company shall be obligated to observe and perform the covenants specified in this Section 5.12 for so long as, but only for so long as, the Company remains an “obligated person” with respect to the Series 2025A Bonds within the meaning of the Rule, except that the Company in any event will give notice of any deposit of funds that causes the Series 2025A Bonds no longer to be outstanding.

(ii)             The provisions of this Section 5.12 are for the sole benefit of the Holders and Beneficial Owners of the Series 2025A Bonds, and nothing in this Article, express or implied, shall give any benefit or any legal or equitable right, remedy, or claim hereunder to any other person. The Company undertakes to provide only the financial statements and notices which it has expressly agreed to provide pursuant to this Section 5.12 and does not hereby undertake to provide any other information that may be relevant or material to a complete presentation of the Company’s financial results, condition, or prospects or hereby undertake to update any information provided in accordance with this Section 5.12 or otherwise, except as expressly provided herein. The Company does not make any representation or warranty concerning such information or its usefulness to a decision to invest in or sell the Series 2025A Bonds at any future date.

UNDER NO CIRCUMSTANCES SHALL THE COMPANY BE LIABLE TO THE HOLDERS OF ANY BONDS OR ANY OTHER PERSON, IN CONTRACT OR TORT, FOR DAMAGES RESULTING IN WHOLE OR IN PART FROM ANY BREACH BY THE COMPANY, WHETHER NEGLIGENT OR WITHOUT FAULT ON ITS PART, OF ANY COVENANT SPECIFIED IN THIS ARTICLE, BUT EVERY RIGHT AND REMEDY OF ANY SUCH PERSON, IN CONTRACT OR TORT, FOR OR ON ACCOUNT OF ANY SUCH BREACH SHALL BE LIMITED TO AN ACTION FOR MANDAMUS OR SPECIFIC PERFORMANCE.

(iii)            The Company acknowledges and agrees that the Issuer and the Trustee shall have no liability or responsibility whatsoever with respect to the obligations of the Company pursuant to the provisions of this Section 5.12.

(iv)            Nothing in this Section 5.12 is intended or shall act to disclaim, waive, or otherwise limit the duties of the Company under federal and state securities laws.

(v)            The provisions of this Section 5.12 may be amended by the Company from time to time to adapt to changed circumstances that arise from a change in legal requirements, a change in law, or a change in the identity, nature or status of the Company, or type of business or operations conducted by the Company, but only if (1) the provisions of this Section 5.12, as so amended, would have permitted an underwriter to purchase or sell the Series 2025A Bonds in a primary offering in compliance with the Rule, taking into account any amendments or interpretations of the Rule to the date of such amendment, as well as such changed circumstances, and (2) either (a) Majority Holders (or any greater amount required by any other provisions of the Indenture that authorizes such an amendment) of the outstanding Bonds consent to such amendment or (b) a person that is unaffiliated with the Company (such as nationally recognized bond counsel) determines that such amendment will not materially impair the interests of the Holders and Beneficial Owners of the Series 2025A Bonds. If the Company so amends the provisions of this Section 5.12, it shall include with any amended financial information next provided in accordance with Section 5.12(b) an explanation, in narrative form, of the reasons for the amendment and of the impact of any change in the type of financial information so provided.

(vi)            Notwithstanding any other provision of this Financing Agreement, failure of the Company to comply with the provisions of this Section 5.12, as it may from time to time hereafter be amended or supplemented by the Company, shall not be considered a Financing Default Event; however, the Trustee at the written request of the holders of at least 30% aggregate principal amount of outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense of any kind whatsoever related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee, or any Bondholder or beneficial owner of the Series 2025A Bonds may take such actions as may be necessary and appropriate, including seeking mandate or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Section 5.12.

Section 5.13.       Annual Budget. On or before the Closing Date for the Series 2025A Bonds, the Company shall submit the Annual Budget to the Trustee for the period commencing on such Closing Date and ending on December 31, 2025. At least forty five (45) days prior to the commencement of each Fiscal Year, the Company shall submit the Annual Budget for the next succeeding Fiscal Year to the Trustee; provided, that, if the Annual Budget prepared by the Company and submitted to the Trustee should increase by ten percent (10%) over the prior year’s Annual Budget, such Annual Budget shall be subject to the approval of an Independent Consultant approved by Majority Bondholders. The Company will use reasonable efforts, consistent with normal operations and maintenance requirements, to operate and maintain the Project, or cause the Project to be operated and maintained, such that the actual Operating and Maintenance Expenses for a Fiscal Year do not exceed the Operating and Maintenance Expenses set forth in the Annual Budget for such Fiscal Year by more than ten percent (10%), provided, that the foregoing shall not restrict the ability of the Company to make expenditures required by law, expenditures necessary to prevent or mitigate an emergency situation or expenditures that, in the reasonable opinion of the Company, are required to meet expenses that are clearly identified and reasonably expected to become due, and are otherwise in accordance with Prudent Industry Practices.

Section 5.14.        Reserved.

Section 5.15.       Negative Covenants. The Company agrees that it shall not:

(a)           create, incur, assume or permit to exist any Lien upon or with respect to any of its property, assets or revenues, except for Permitted Liens;

(b)           create, incur, assume or suffer to exist or otherwise become liable with respect to any Debt other than Permitted Debt;

(c)           sell, assign, transfer, lease or otherwise dispose of any of its property or assets with a fair market value in excess of $3,000,000 per year in the aggregate, such amount to be adjusted annually on each anniversary of the Closing Date by the increase in the Consumer Price Index from the prior year, except for the following:

(i)              sales of the Product pursuant to any Project Document;

(ii)             sales or other dispositions of obsolete, worn out or defective equipment or assets no longer used or useful in its business;

(iii)            sales or other dispositions of equipment, surplus, or other property in the ordinary course of business or other dispositions contemplated by the Project Documents;

(iv)            liquidations, sales, transfers or other dispositions of Investment Securities at fair market value;

(v)             sales of equipment for which a replacement piece is acquired;

(vi)            the granting or existence of easements or similar real property interests in respect of the Project’s gas, water, sewer and electrical interconnections pursuant to the terms of the Project Documents;

(vii)           transfers or pledges of any assets (x) that constitute Excluded Assets or (y) in a transaction that would constitute a Permitted Lien;

(d)           engage at any time in any business other than the ownership, operation, maintenance and financing of the Project (including, for the avoidance of doubt, the Capital Project) as contemplated by the Financing Documents and Project Documents, and activities incidental thereto, or purchase, lease or acquire any assets other than assets in connection with the construction, operation or maintenance of the Project;

(e)           (i) enter into any merger, division, consolidation or amalgamation, or liquidate, wind up or dissolve itself or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets or (ii) amend or modify in any manner materially adverse to the Bondholders or terminate, or agree to or permit any such amendment, modification or termination of the Company’s certificate of formation or limited liability company agreement;

(f)             make any advance, loan or extension of credit to, or make any acquisitions of or investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than (i) acquisitions of or investments in Investment Securities and extensions of credit in the nature of deposits, prepayments, accounts receivable, notes receivable or other similar accounts arising from the grant of trade credit in the ordinary course of business and (ii) pursuant to the Offtake Agreement;

(g)           terminate, or assign or materially amend or modify, or waive timely performance by the other party of material covenants under, or settle arbitrations under, any of the Principal Project Documents except:

(i)              in the case of termination of any Principal Project Document, if a binding Replacement Project Document is entered into within sixty (60) days of such termination;

(ii)             such amendments, waivers or modifications that are non-material or administrative in nature; or

(iii)            any amendment, modification, waiver or settlement in respect of which the Company (and, during any Engineer Confirmation Period, the Engineer) certifies in writing that such amendment, modification, waiver or settlement (A) would not reasonably be expected to have a Material Adverse Effect or (B)(I) is reasonably required to comply with applicable law or any Governmental Approval and (II) would not reasonably be expected to have a Material Adverse Effect in light of the consequences of not entering into such amendment, modification, waiver or settlement;

provided that, notwithstanding anything to the contrary herein, no amendment or modification to a Principal Project Document to which the Company is a counterparty (or renewal or replacement thereof with such counterparty) shall increase the consideration payable by the Company thereunder without the consent of the Majority Bondholders, other than any increases not exceeding in the aggregate per year 10% of the then-current consideration which are not in excess of consideration that would be paid to an unaffiliated third-party.

(h)           [Reserved];

(i)            enter into any agreements or transactions with the Sponsor or an Affiliate of the Company unless such agreement or transaction is entered into on terms no less favorable to the Company than the Company would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(j)            file an election pursuant to Treasury Regulation 301.7701-3(c) to be treated as an association taxable as a corporation;

(k)           own any bank accounts or investment accounts other than the Funds and Accounts (including the Company Operating Account), or change the name or account number thereof without the prior written consent of the Trustee;

(l)            create, acquire or permit to exist any Subsidiaries;

(m)          cause any releases of Hazardous Substances at the Project Sites that would be reasonably likely to result in an Environmental Claim against the Company or the Project, other than those Environmental Claims that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect;

(n)             initiate or consent to any Capital Project Expenditures unless (i) such Capital Project is required by applicable law or any Governmental Approval or (ii) is funded by the Company using proceeds of equity contributions not otherwise required to be contributed to the Company or insurance proceeds not required by the Financing Documents to applied to a redemption or prepayment of Bonds and such Capital Project Expenditures could not be reasonably expected to result in a Material Adverse Effect;

(o)           use, pay, transfer, distribute or dispose of any (i) proceeds of the Series 2025A Bonds in any manner or for any purposes except as provided in the Financing Documents or (ii) Revenues in any manner except as not expressly prohibited by the Financing Documents;

(p)           purchase, lease or acquire any assets or property, other than (i) assets or property related to the construction, operation or maintenance of the Project in accordance with the then-current Annual Budget and Maintenance Plan, or (ii) in accordance with Section 5.15(m) hereof;

(q)           establish, maintain, become obligated to contribute or contribute to any Pension Plan or Multiemployer Plan;

(r)            (i) use, directly or indirectly, the proceeds of the Series 2025A Bonds, or lend, contribute or otherwise make available such proceeds to any other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, AML Laws or Anti-Terrorism Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise); (ii) fund all or part of any repayment of the Series 2025A Bonds out of proceeds derived from transactions which would be prohibited by AML Laws, Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions or would otherwise cause any Person to be in breach of any of the foregoing; or (iii) use the proceeds of the Series 2025A Bonds whether directly or indirectly, and whether immediately, incidentally or ultimately (A) to purchase or carry margin stock within the meaning of Regulation U of the Board of Governors (12 C.F.R. 221) or to extend credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors (12 C.F.R. 221) or to refund indebtedness originally incurred for such purpose, (B) to buy or carry or trade in any security under such circumstances as to involve the Company in a violation of Regulation X of the Board of Governors (12 C.F.R. 224) or to involve any broker or dealer in a violation of Regulation T of the Board of Governors (12 C.F.R. 220);

(s)           change its Fiscal Year or make any other significant change in accounting treatment and reporting practices except as required or permitted by GAAP and applicable law;

(t)           demolish or remove any part of the Project other than as otherwise permitted or not prohibited by the Financing Documents (including, for the avoidance of doubt, pursuant to Section 5.15(c) herein);

(u)           enter into any amendment, modification, renewal or replacement of any Project Document to which any Member or Affiliate of a Member is a party that results in the Company agreeing to pay aggregate consideration in any year to such Member or Affiliate that is more than five percent (5%) higher than the aggregate consideration payable by the Company to such Member or Affiliate in the prior year under the Project Document being amended, modified, renewed or replaced; or

(v)           change the use of the Project in any manner in violation of the Act or any other applicable law, Governmental Approval, or Governmental Rule.

Section 5.16.       Determination of Taxability. The Company will, within ten (10) Business Days after becoming aware of a Determination of Taxability or any material event affecting the tax-exempt status of any Bonds that constitute Tax-Exempt Obligations or upon receipt of any written notices of determinations with respect to the tax status of the Bonds that constitute Tax-Exempt Obligations, including, but not limited to, any written adverse tax opinions by Bond Counsel, the issuance by the IRS of written proposed or final determinations of taxability, or Notices of Proposed Issue (IRS Form 5701-TEB) (each, a “Tax Event”), provide electronic notice of such Tax Event to the holders of the Bonds, with a copy to the Trustee, including, if applicable, a copy of the notice or communication received by the Issuer or the Company relating to the Tax Event and post any such notice and communication on the MSRB’s EMMA system.

Section 5.17.       Additional Project Documents. The Company acknowledges that it has collaterally assigned all of its right, title and interest in and to each Project Document to the Trustee pursuant to the Security Agreement. The Company covenants and agrees that it shall not enter into any Additional Project Document after the Closing Date other than a Replacement Project Document in accordance with Section 5.15(g)(i) hereof without the prior written consent of the Trustee (acting at the direction of the Majority Bondholders). With respect to any Replacement Project Document or other Additional Project Document with respect to which the Trustee has given such consent, the following shall apply: (a) the Trustee shall be designated as a “notice party” under such Additional Project Document to receive any notices of default provided thereunder (and the Company shall notify the other parties to any such Additional Project Document of any change of name or address of the Trustee), (b) such Additional Project Document shall become subject to the Liens granted under the applicable Security Documents (c) the Company shall have delivered to the Trustee a direct agreement substantially in the form of Exhibit D attached hereto executed by each party to such Additional Project Document, (d) such Additional Project Document shall have been entered into in the normal course of operations and maintenance of the Project (which may include agreements for the purchase of supplies and commodities that are contemplated in the Annual Budget and the Maintenance Plan) and (e) such Additional Project Document does not result in the Company incurring liabilities that are not contemplated in the Annual Budget or the Maintenance Plan, other than customary indemnities of the nature ordinarily found in such agreements.

Section 5.18.       Ratings. Upon the request of the Purchaser, the Company agrees to use commercially reasonable efforts to obtain and then maintain ratings on the Series 2025A Bonds by S&P or Moody’s, so long as the Series 2025A Bonds are Outstanding and S&P or Moody’s continue to rate securities issued by or on behalf of an entity similar to the Company.

Section 5.19.       Debt Service Payments. The Company agrees to cause all scheduled principal payments on the Loans to be payable only on June 1 and December 1.

Section 5.20.       Environmental Management Plan. The Company shall prepare and deliver an EMP on or before the Closing Date, and, thereafter, shall periodically update the EMP as may be required by applicable law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.21.       Workforce Health and Safety. The Company shall prepare and deliver a Workforce Health and Safety Monitoring Program (“HSP”) on or before the Closing Date, and, thereafter, shall periodically update the HSP, pursuant to which the Company shall provide medical personnel available to respond to emergency situations at the Project, in each case, as may be required by applicable law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.22.       Independent Engineer. The Company may replace the Engineer at any time and from time to time other than during the continuance of an Event of Default with any independent, nationally-recognized engineering firm with expertise in the dairy anaerobic digestion to RNG field, selected by the Company, which advisor shall enter into an engagement agreement providing for a duty of loyalty and care in the carrying out of its services solely to the Trustee and the holders or Beneficial Owners or any other agent acting on behalf thereof (a “Replacement Engineer”); provided, that the Company acknowledges and consents to the right of the Majority Holders to reject, at any time and from time to time, any Replacement Engineer and within ninety (90) days of the receipt of notice by the Company of such rejection, the Company shall terminate its relationship with the then current Engineer, select another Replacement Engineer and enter into an engagement agreement as provided herein. Within ten (10) days of the engagement of any Replacement Engineer, the Company shall give notice to the Trustee of the same.

Section 5.23.       Use of Funds Obtained under Indenture. So long as any Bonds remain Outstanding, all moneys on deposit in the Funds and Accounts maintained under the Indenture that are withdrawn by or at the request of the Company shall be (i) withdrawn only for the purposes specified or expressly permitted by the terms of the Financing Documents and (ii) expended or applied by the Company in accordance with the terms of the Financing Documents.

Section 5.24.       Funds and Accounts. The Company shall maintain the Funds and Accounts in accordance with the Financing Documents. The Company shall use commercially reasonable efforts to cause to be remitted all Revenues directly to the Trustee, and shall remit any Revenues received by the Company to the Trustee upon receipt by the Company, for deposit to the Revenue Fund, in each case to be applied in accordance with the provisions of the Indenture.

Section 5.25.       Trade payables. The Company shall promptly, diligently and in accordance with the Project Documents invoice for, and collect, trade payables in respect of Product.

Section 5.26.       Further Assurances. The Company agrees that it will execute and deliver any and all such further agreements, instruments, financing statements or other assurances as may be reasonably necessary (or as reasonably requested by the Issuer or the Trustee) to carry out the intent or to facilitate the performance of this Financing Agreement, including without limitation, to perfect and continue the security interests intended to be created in respect of the Collateral as contemplated by the Financing Documents. In furtherance thereof, the Company shall take all action as is reasonably necessary to establish and perfect the liens and the security interests of the Trustee, on behalf of the Bondholders, under the Financing Documents and to ensure their priority as contemplated by the Financing Documents, including consenting to the filing of financing statements, if required, in the appropriate offices and the recordation of the Mortgage in the appropriate offices. The taking of such action will constitute all action as will be necessary to establish the liens and security interests of the Trustee, on behalf of the Bondholders, pursuant to the Financing Documents and their priority, and the Company agrees to take such further actions that may be required to protect, preserve and continue such liens, security interests and such priority, including the filing of continuation statements with respect to the financing statements, and the Company hereby authorizes the Trustee to make such filings, it being understood that such authorization in no way limits or excuses the obligation of the Company hereunder to make such filings.

Section 5.27.       Application of Net Proceeds of Insurance and Condemnation Awards. All Net Insurance Proceeds, Net Condemnation Proceeds and the net proceeds of any other casualty awards (other than business interruption proceeds, which shall constitute Revenues, and proceeds of liability insurance payable to third parties) received by or on behalf of the Company shall be remitted by the Company to the Trustee for deposit into the Insurance Proceeds Fund and applied either to a mandatory redemption of the Bonds or to the restoration of the Project in accordance with Sections 3.04 and 4.12 of the Indenture.

Article VI.
FINANCING DEFAULT EVENTS AND REMEDIES

Section 6.1.         Financing Default Events. Any one of the following which occurs and continues shall constitute a “Financing Default Event”:

(a)           failure of the Company to make any payment relating to Bonds required hereunder or under the Note when due;

(b)           existence of an Event of Default under and as defined in Section 7.01(a), (b) or (c) of the Indenture;

(c)           failure by the Company to comply with any covenants set forth in Section 5.2, Section 5.9, Section 5.11(c)(xiv), Section 5.15, Section 5.23 or Section 5.25 hereof, unless such failure is remedied within ten (10) days after the Company’s actual knowledge of such failure, and provided, that, with respect to the Company’s failure to comply with the covenant set forth in Section 5.9, such event shall not be a Financing Default Event hereunder if (i) such insurance is not available on commercially reasonable terms and (ii) the Company has procured such similar insurance as is available on commercially reasonable terms, each as certified by an insurance consultant meeting the requirements of Section 5.9;

(d)           failure by the Company to comply with any covenant or agreement under the Financing Documents (other than those referred to in Section 6.1(a), (b) or (c) hereof), unless such failure is remedied within thirty (30) days after written notice from the Trustee to the Company, provided, if such failure is not capable of remedy within such thirty (30)-day period, such thirty (30)-day period shall be extended to a total period of ninety (90) days so long as (x) such Financing Incipient Default Event is susceptible to cure and (y) the Company commences and is diligently pursuing a cure;

(e)           any representation or warranty made by the Company in any of the Financing Documents or in any certificate or document delivered by the Company to the Trustee or the Issuer proves to have been incorrect in any material respect (or, to the extent any such representation and warranty is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in any respect); provided, that such misrepresentation or such false statement shall not constitute a Financing Default Event if the facts or conditions giving rise to such misstatement are susceptible to cure and are cured in such a manner as to eliminate such misstatement within thirty (30) days after the earlier of (i) written notice from the Trustee to the Company and (ii) the Company’s actual knowledge thereof;

(f)           the Company defaults in the performance of any obligation under or any payment when due of principal of or interest on any Debt under agreements or instruments involving in the aggregate in excess of $1,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Debt was created and as a result thereof the maturity of such Debt has been accelerated;

(g)           a casualty, loss or damage event or a condemnation event occurs in respect of all or substantially all of the Project;

(h)           the Project suffers an Event of Abandonment;

(i)            a final judgment is entered against the Company for the payment of money in excess of $1,000,000, or any non-monetary final judgment is entered against the Company which is reasonably likely to result in a Material Adverse Effect, and, in each case, if such judgment remains unsatisfied without any procurement of a stay of execution within forty-five (45) calendar days after the date of entry of judgment or at any time thereafter becomes unsatisfied and unstayed;

(j)            any Security Document is not or ceases to be effective to grant a first priority lien on the Collateral described therein (other than on an immaterial portion thereof and excluding, for clarity, Collateral permitted to be conveyed, sold, leased, transferred or otherwise disposed) or any lien on the Collateral is not or ceases to be a first priority perfected lien (subject to Permitted Liens), in each case, except (A) in accordance with its terms and not related to any default thereunder and (B) as set forth in the Financing Documents, or any Project Document to which the Company is a party or any material provision therein ceases to be in full force and effect; provided, that above shall not be a Financing Default Event if it results from any action taken by the Trustee as the direction of the Holders;

(k)           an ERISA Event has occurred which, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;

(l)            funds on deposit in any Funds and Accounts are used or withdrawn other than for the purposes specified or as expressly permitted in the Financing Documents, unless such occurrence is caused by an administrative error and is remedied within five (5) Business Days;

(m)          any Governmental Approval necessary for the execution, delivery and performance by the Company of the Financing Documents or Principal Project Documents to which it is a party or the ownership and operation of the Project by the Company is not obtained, maintained, or complied with, in each case, as and when required, and such failure could reasonably be expected to have a Material Adverse Effect, unless in each case, such failure is remedied within thirty (30) days after written notice from the Trustee to the Company, or such longer period, not exceeding one hundred and eighty (180) days, as is reasonably necessary under the circumstances to remedy such failure;

(n)           (i) a Principal Project Document ceases to be valid and binding and in full force and effect or is terminated or repudiated prior to its expiration date, (ii) any material provision of a Principal Project Document is declared null and void in a legal proceeding, or (iii) the Company or any Project Party denies further liability or obligation under any Principal Project Document or any material provision thereof to which it is a party; provided, however, that there shall be no Financing Default Event under this clause (n) if a Replacement Project Document is entered into within thirty (30) days of the Company’s actual knowledge of the events set forth in clauses (i), (ii) or (iii) above provided, further, if the Company is diligently negotiating a Replacement Project Document, then such thirty (30)-day period shall be extended to a total period of ninety (90) days;

(o)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of any Subject Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Subject Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered; provided that no Financing Default Event shall occur under this clause (o) as a result of such circumstance in respect of a Subject Party that is a Principal Project Party to the extent that the Company shall have entered into a Replacement Principal Project Document within thirty (30) days of the Company’s actual knowledge of such circumstance, provided, further, if the Company is diligently negotiating a Replacement Project Document, then such thirty (30)-day period shall be extended to a total period of ninety (90) days;

(p)           any Subject Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.1(o) hereof, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Subject Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors; provided that no Financing Default Event shall occur under this clause (p) as a result of such circumstance in respect of a Subject Party that is a Principal Project Party to the extent that the Company shall have entered into a Replacement Principal Project Document within thirty (30) days of the Company’s actual knowledge of such circumstance, provided, further, if the Company is diligently negotiating a Replacement Project Document, then such thirty (30)-day period shall be extended to a total period of ninety (90) days;

(q)           any Subject Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; provided that no Financing Default Event shall occur under this clause (q) as a result of such circumstance in respect of a Subject Party that is party to a Principal Project Document to the extent that the Company shall have entered into a Replacement Project Document with an alternative Subject Party within 60 days of the occurrence of such circumstance;

(r)            assumption by any court of competent jurisdiction of custody or control of the Company or of the whole or any substantial part of any of the Project, and such custody or control shall not be terminated within thirty (30) days from the date of assumption of such custody or control, other than an Event of Taking;

(s)           [Reserved];

(t)            the Company shall fail to obtain, maintain or comply with all required Governmental Approvals or there shall occur a material impairment or modification of such Governmental Approvals; and

(u)           the Company shall fail to timely deliver to the Purchaser the Limited Offering Memorandum in accordance with Section (a) of the Letter of Representations to the Purchase Agreement, provided, however, that there shall be no Financing Default Event under this clause (u) if such failure is remedied within thirty (30) days after the occurrence of such circumstance;

(v)           occurrence of an “Event of Default” under any of the Principal Project Documents (including by a counterparty thereto), provided, however, that there shall be no Financing Default Event under this clause (v) if a Replacement Project Document is entered into within thirty (30) days of the Company’s actual knowledge of the occurrence of such circumstance; provided, further, if the Company is diligently negotiating a Replacement Project Document, then such thirty (30)-day period shall be extended to a total period of ninety (90) days.

Section 6.2.         Remedies On Default. Upon the occurrence and continuance of a Financing Default Event with respect to the Company under Sections 6.1(o), (p), (q) and (r) hereof, the unpaid balance of the amount payable under Section 4.2(a) of this Financing Agreement shall be due and payable immediately without any further action or notice.

Upon the occurrence and continuance of any other Financing Default Event, upon the direction to the Trustee of Majority Holders, the Trustee shall accelerate and declare the unpaid balance of the amount payable under Section 4.2(a) of this Financing Agreement to be due and payable immediately, provided, that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Article VII of the Indenture.

Upon the occurrence and continuance of any Financing Default Event, the Trustee may and upon the direction to the Trustee of the Majority Holders, the Trustee shall exercise any remedies, or give direction, under the Security Documents, or exercise any remedies otherwise available at law or in equity.

The Trustee may have access during normal business hours to and may inspect, examine and make copies of, the books and records and any and all data and federal income tax and other tax returns of the Company; provided, that the Trustee shall be obligated to protect the confidentiality of such information to the extent required by State and federal law and prevent its disclosure to the public, except the Issuer.

The Issuer or the Trustee may take whatever other action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Financing Agreement, provided, however, that acceleration of the unpaid balance of the Financing Payments is not a remedy available to the Issuer.

In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Financing Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer, then, and in every such case, the Company, the Trustee and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Issuer shall continue as though no such action had been taken.

The Company covenants that, in case a Financing Default Event shall occur with respect to the payment of any Financing Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under Section 4.2(a) hereof, with interest at the Default Rate. Interest on overdue payments required under Section 4.2(a) hereof shall be applied as provided in the Indenture.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under any Debtor Relief Law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings (including any liquidation, conservatorship, assignment for the benefit of creditors, moratorium or rearrangement) relating to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Financing Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relating to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization (or any equivalent Person in any such other judicial proceedings) is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.

Section 6.3.         Agreement To Pay Attorneys’ Fees And Expenses. In the event the Company should default under any of the provisions of this Financing Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Financing Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay and indemnify the Issuer or the Trustee for the fees of such attorneys and such other expenses so incurred by the Issuer or the Trustee.

Section 6.4.         No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Financing Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. The Trustee and the Holders and Beneficial Owners of the Bonds shall be considered third party beneficiaries of this Financing Agreement for the purposes of enforcing the rights of the Issuer and their own respective rights hereunder.

Section 6.5.         No Additional Waiver Implied By One Waiver. In the event any agreement or covenant contained in this Financing Agreement should be breached by the Company and thereafter waived by the Issuer or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Article VII.
PREPAYMENT

Section 7.1.         Redemption of Bonds With Prepayment Moneys. By virtue of the assignment of the rights of the Issuer to the Trustee under this Financing Agreement (other than the Unassigned Issuer’s Rights) as is provided in Section 4.4 hereof, the Company agrees to and shall pay or cause to be paid directly to the Trustee any amount permitted or required to be paid by it under this Article VII. All amounts paid or caused to be paid by the Company pursuant to this Article which are used to pay principal of, premium, if any, or interest on the Bonds, shall constitute prepaid Financing Payments and shall discharge the Company’s obligation to make Financing Payments in such amount under this Financing Agreement.

Section 7.2.         Optional Redemption of Bonds. The Company may deliver moneys to the Trustee in addition to Financing Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of redeeming some or all of the Bonds called for optional redemption in accordance with the applicable provisions of the Indenture and Section 7.1 hereof.

Section 7.3.         Mandatory Redemption of Bonds.

(a)           The Company shall pay to the Trustee moneys sufficient to pay the principal installments of any Bonds subject to mandatory sinking fund redemption in accordance with the mandatory sinking fund redemption provisions relating thereto set forth in the Indenture.

(b)           The Company shall prepay all or a portion, as applicable, of the Loan and cause the extraordinary mandatory redemption in accordance with Section 3.04 of the Indenture of some or all of the Bonds, pro rata among the series of Bonds based on the principal amount of all Bonds Outstanding, from the funds specified in, and in accordance with the provisions of, Section 3.04 of the Indenture and Section 5.27 of this Financing Agreement.

Section 7.4.         Actions by Issuer Related to Redemption. At the request of the Company or the Trustee, the Issuer shall take all reasonable steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VII.

Section 7.5.         Cancellation of Purchased Bonds. Any Bonds purchased by the Issuer or the Company and delivered to the Trustee for cancellation pursuant to Section 3.11 of the Indenture shall, upon such cancellation by the Trustee in accordance with the terms of the Indenture, constitute prepaid Financing Payments and shall discharge the Company’s obligation to make Financing Payments in such amount under this Financing Agreement.

Section 7.6.         Purchase of Bonds in Lieu of Redemption. Pursuant to Section 3.12 of the Indenture, the Company shall have the right to purchase Bonds called for redemption pursuant to Article III of the Indenture (or the applicable redemption provisions contained in any Supplemental Indenture authorizing Additional Bonds), in lieu of such redemption, at a purchase price equal to the applicable redemption price, plus accrued interest to the purchase date (which purchase date shall be the date such Bonds would otherwise have been redeemed in accordance with the applicable redemption provisions of the Indenture).

No purchase of Bonds pursuant to Section 3.12 of the Indenture by the Company shall be deemed to be a prepayment of the amounts due from the Company under this Financing Agreement or of any portion thereof. Such purchase shall not operate to extinguish or discharge this Financing Agreement.

Article VIII.
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION

Section 8.1.         Non-Liability Of Issuer. The Issuer shall not be obligated to pay the principal of, purchase price or premium, if any, or interest on the Bonds, except from Revenues and other amounts available therefor under the Financing Documents, with no obligation to seek collection thereof. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Financing Agreement, together with other Trust Estate Revenues, including investment income on certain funds held by the Trustee under the Indenture and other amounts available therefor under the Financing Documents, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer or any third party.

Section 8.2.         Expenses. The Company covenants and agrees to pay and to indemnify the Issuer and the Trustee against all costs and charges, including reasonable fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Financing Agreement, the Bonds or the Indenture.

Section 8.3.         Indemnification. (a) The Company defends and releases the Trustee from, and covenants and agrees that the Trustee shall not be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Trustee and its members, officers, employees, directors and agents from and against, any and all losses, claims, damages, liabilities, actions, suits, proceedings at law or in equity or any other expenses, fees or charges (including reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments and expenses and costs of enforcement of this Financing Agreement or any provision hereof), of every conceivable kind, character and nature whatsoever (including federal and state securities laws) arising out of, resulting from or in any way connected with (i) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about the Project or the other facilities of the Company or its Affiliates, or from the planning, design, acquisition, construction, rehabilitation, renovation, improvement, installation or equipping of the Project or any part thereof; (ii) the issuance, sale or resale of any Bonds or any certifications or representations made in connection therewith, the execution and delivery of this Financing Agreement, the Indenture, the Financing Documents or the Tax Certificate or any amendment thereto and the carrying out of any of the transactions contemplated by the Bonds, the Indenture, this Financing Agreement and the other Financing Documents; (iii) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of their powers or duties under the Indenture, this Financing Agreement or the other Financing Documents; (iv) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by any purchaser or remarketing agent in connection with the sale of any Bonds or in any disclosure made by Company to comply with the requirements of its continuing disclosure undertakings; (v) any violation of any Environmental Requirements or the release of any Hazardous Substances at, from, under or on the Project or any other facilities of the Company or its Affiliates or at any other location as a result of any activities or operations associated with the Project; (vi) the defeasance or redemption, in whole or in part, of the Bonds; or (vii) any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable; provided, that such indemnity shall not be required for damages that result from the negligence or willful misconduct on the part of the party seeking such indemnity. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Trustee and its officers, employees and agents for any and all costs, reasonable attorneys’ fees and expenses, liabilities or other expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims, damages, liabilities, expenses or actions, except to the extent that the same arise out of the negligence or willful misconduct of the Trustee and its officers, employees and agents claiming such payment or reimbursement. The provisions of this Section 8.3 and Section 4.2(c) hereof shall survive any resignation or removal of the Trustee, the retirement of the Bonds and the termination of this Financing Agreement.

(b)          The Company will, to the fullest extent permitted by law, protect, indemnify and save the Issuer and the State and their officers, agents, and employees and any person who controls the Issuer within the meaning of the Securities Act of 1933, harmless from and against all liabilities, losses, damages, costs, expenses (including attorneys’ fees and expenses of the Issuer), taxes, causes of action, suits, claims, demands and judgments in connection with the transaction contemplated by this Financing Agreement or arising from or related to the issuance or sale of the Bonds, including:

(i)              any injury to or death of any person or damage to property in or upon the Project or growing out of or connected with the use, non-use, condition or occupancy of the Project or any part thereof, including any and all acts or operations relating to the acquisition or installation of property or improvements. The foregoing indemnification obligations shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Company, customers, suppliers or affiliated organizations under any Workers’ Compensation Acts, Disability Benefit Acts or other employee benefit acts;

(ii)             violation of any agreement, provision or condition of this Financing Agreement, the Series 2025A Bonds or the Indenture, except a violation by the party seeking indemnification;

(iii)            violation by the Company of any contract, agreement or restriction which shall have existed at the commencement of the term of this Financing Agreement or shall have been approved by the Company;

(iv)            violation by the Company of any law, ordinance, court order or regulation affecting the Project or a part thereof or the ownership, occupancy or use thereof;

(v)             any statement or information relating to the expenditure of the proceeds of the Bonds contained in the Tax Certificate or similar document furnished by the Company to the Issuer or Trustee which, at the time made, is misleading, untrue or incorrect in any material respect; and

(vi)            any untrue statement or alleged untrue statement of a material fact contained in any offering material relating to the sale of the Bonds (as from time to time amended or supplemented) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or failure to properly register or otherwise qualify the sale of the Bonds or failure to comply with any licensing or other law or regulation which would affect the manner whereby or to whom the Bonds could be sold.

Promptly after receipt by the Issuer or any such other indemnified person, as the case may be, of notice of the commencement of any action with respect to which indemnity may be sought against the Company under this Section 8.3, such person will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel subject to the approval of the indemnified person, which approval shall not be unreasonably withheld, and the payment of expenses). Insofar as such action shall relate to any alleged liability with respect to which indemnity may be sought against the Company, the Issuer, the Trustee or any such other indemnified person shall have the right to employ separate counsel of their own choice in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not settle or compromise any action or proceeding defended by the Company without the express written consent of the affected party, unless such settlement or compromise (x) includes an unconditional release of the affected party from all liability arising out of such action or proceeding and (y) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of, the affected party. The Company shall not be liable for any settlement of any such action effected without its consent, but if any action is settled with the consent of the Company or if there be a final judgment for the plaintiff in any such action, the Company shall indemnify and hold harmless each indemnified party from and against any losses, claims, damages, liabilities or expenses incurred or suffered by reason of such settlement or judgment.

The provisions of this Section 8.3 shall survive payment and discharge of the Bonds. If the Trustee resigns or is replaced, the Company’s obligations under this Section 8.3 shall continue for the benefit of the Trustee as well as the successor Trustee.

Article IX.
MISCELLANEOUS

Section 9.1.         Notices. All notices, certificates or other communications hereunder to be given by any of the following parties to any of the other following parties shall be deemed to have been sufficiently given and received by such parties on the second day following the day on which the same have been sent by mail, by overnight delivery, by Electronic Means or, if confirmed in writing, by telephone to the relevant party as follows:

To the Issuer:	Iowa Finance Authority
1963 Bell Avenue, Suite 200
Des Moines, Iowa 50314
Attention: Chief Bond Programs Director
Phone: [*****]

To the Company:	Gevo NW Iowa RNG, LLC
345 Inverness Drive South
Building C, Suite 310
Englewood, CO 80112
Attention: Legal
Email: [*****]

To the Trustee:	UMB Bank, N.A.
7155 Lake Drive, Ste 120
West Des Moines, IA 50266
Attention: Minda Barr
Phone: [*****]
Email: [*****]

Any notice given to the Company as provided above shall be deemed to have been given to any affiliate of the Company affected by such notice.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company or the Trustee may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 9.2.         Severability. If any provision of this Financing Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 9.3.         Execution of Counterparts and Electronic Signing. This Financing Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same instrument; provided, however, that for purposes of perfecting the security interest of the Trustee in this Financing Agreement under Article 9 of the Uniform Commercial Code, only the counterpart delivered, pledged, and assigned to the Trustee shall be deemed the original. The parties to this Financing Agreement agree this Financing Agreement and all documents related hereto or referenced herein may be entered into as provided for pursuant to and in accordance with Chapter 554D of the Code of Iowa (the Uniform Electronic Transactions Act). The exchange of copies of this Financing Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Financing Agreement as to the parties hereto and may be used in lieu of the original Financing Agreement and signature pages for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Financing Agreement or any document to be signed in connection with this Financing Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 9.4.         Amendments, Changes And Modifications. Subsequent to the issuance of the Series 2025A Bonds and prior to the payment in full of all Bonds, or provision for such payment having been made as provided in the Indenture, this Financing Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the terms of the Indenture.

Section 9.5.         Governing Law; Venue. This Financing Agreement is governed by the laws of the State, without regard to the choice of law rules of the State of Iowa. Venue for any action under this Financing Agreement shall lie within the district courts of the State, and the parties hereto consent to the jurisdiction and venue of any such court and hereby waive any argument that venue in such forums is not convenient.

Section 9.6.         Delegation of Duties by Issuer. It is agreed that under the terms of this Financing Agreement and also under the terms of the Indenture, the Issuer has delegated certain of its duties hereunder to the Company and to the Trustee. The fact of such delegation shall be deemed sufficient compliance by the Issuer to satisfy the duties so delegated and the Issuer shall not be liable in any way by reason of acts done or omitted by the Company, the Authorized Company Representative or the Trustee. The Issuer shall have the right at all times to act in reliance upon the authorization, representation or certification of the Company, the Authorized Company Representative or the Trustee.

Section 9.7.         Authorized Representative. Whenever under the provisions of this Financing Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by an Authorized Company Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 9.8.         Term Of The Agreement. This Financing Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any amounts are due hereunder, any of the Bonds are outstanding or the Trustee holds any moneys under the Indenture, whichever is later. All representations and certifications by the Company as to all matters affecting the tax-exempt status of the Tax-Exempt Obligations shall survive the termination of this Financing Agreement.

Section 9.9.         Binding Effect. This Financing Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns.

Section 9.10.         Survival Of Fee Obligation. The right of the Issuer and the Trustee to receive any fees or be reimbursed for any expenses incurred pursuant to this Financing Agreement, and the right of the Issuer and the Trustee to be indemnified and protected from any liability as provided in this Financing Agreement, shall survive the retirement of the Bonds and the termination of this Financing Agreement.

Section 9.11.         Non-Recourse Liability. Satisfaction of all obligations of the Company hereunder shall be had solely from the Company and the Collateral. There shall be no recourse whatsoever for any liability (including by operation of law, in contract, tort, strict liability, or equity) or claim for any Financing Incipient Default Event or Financing Default Event or nonperformance by the Company of the obligations of the Company hereunder to or against any assets or properties of any of its affiliates other than the Company or any of their officers, directors, employees, incorporators or stockholders, partners or members.

Section 9.12.         Liability of Issuer Limited to Trust Estate. Notwithstanding anything in this Financing Agreement or in the Bonds, the Issuer shall not be required to advance any moneys derived from any source other than the Trust Estate and other assets pledged under the Indenture for any of the purposes in the Indenture mentioned, whether for the payment of the principal of or interest on the Bonds or for any other purpose of the Indenture. Nevertheless, the Issuer may, but shall not be required to, advance for any of the purposes hereof any funds of the Issuer which may be made available to it for such purposes. The Issuer shall not be liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Financing Agreement, the Bonds or the Indenture, except only to the extent amounts are received for the payment thereof from the Company under this Financing Agreement.

The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company to the Trustee pursuant to this Financing Agreement, together with investment income on certain funds held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal (or redemption price) and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts in accordance with Section 4.2 hereof.

The provisions of this Section 9.12 shall be in addition to, and not in lieu of, any other provisions limiting the liability of the Issuer hereunder.

Section 9.13.         Waiver of Personal Liability. No member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Company shall be individually or personally liable for the payment of any principal (or redemption price) or interest on the Bonds or any sum hereunder or under the Indenture be subject to any personal liability or accountability by reason of the execution and delivery of this Financing Agreement; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Financing Agreement.

Section 9.14.         No Constitutional Debt. It is understood and agreed by the Company and the holders of the Bonds that no covenant, provisions or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer, its directors, officers, employees or agents or a charge against the Issuer’s general credit or general fund or shall obligate the Issuer, its directors, officers, employees or agents financially in any way except with respect to the Indenture, the funds and accounts held thereunder and the application of Revenues therefrom and from this Financing Agreement, and from the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement herein or in the Indenture shall subject the Issuer, its directors, officers, employees or agents to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from the Indenture, the funds and accounts held thereunder and the application of Revenues therefrom and from this Financing Agreement and from the proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general fund of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to the Indenture and the funds and accounts held thereunder and the application of Revenues therefrom and from this Financing Agreement, and from the proceeds of the Bonds, as hereinabove provided.

The Bonds constitute special, limited obligations of the Issuer, payable solely from the Revenues pledged to the payment thereof pursuant to the Indenture and this Financing Agreement, and the funds and accounts held under and pursuant to the Indenture and pledged therefor. The Bonds, the interest thereon and any other payments or costs incident thereto do not constitute an indebtedness or a loan of the credit of the Issuer, the State or any political subdivision of the State within the meaning of any constitutional or statutory provisions. The Issuer does not pledge its faith or credit nor the faith or credit of the State nor any political subdivision of the State to the payment of the principal of, the interest on or any other payments or costs incident to the Bonds. The issuance of the Bonds and the execution of any documents in relation thereto do not directly, indirectly or contingently obligate the State or any political subdivision of the State to apply money from or levy or pledge any form of taxation whatever to the payment of the principal of or interest on the Bonds or any other payments or costs incident thereto. The Issuer has no taxing power.

It is further understood and agreed by the Company and the Holders of the Bonds that the Issuer, its directors, officers, employees or agents shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto, all of which the Company agrees to pay. If, notwithstanding the provisions of this Section 9.14, the Issuer, its directors, officers, employees or agents incur any expense, or suffer any losses, claims or damages or incurs any liabilities, the Company will indemnify and hold harmless the Issuer, its directors, officers, employees or agents from the same and will reimburse the Issuer, its directors, officers, employees or agents in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer, its directors, officers, employees or agents shall survive payment and discharge of the Bonds.

Section 9.15.       Certificates of the Company. Any certificate signed by an Authorized Company Representative and delivered pursuant to the Financing Documents or any of the other related documents or to be executed and delivered in accordance with the Indenture shall be deemed a representation and warranty by the Company as to the statements made therein.

Section 9.16.       Complete Agreement. The parties agree that the terms and conditions of this Financing Agreement supersede those of all previous agreements between the parties relative to the Bonds, and that this Financing Agreement, together with the documents referred to in this Financing Agreement, contains the entire agreement relative to the Bonds between the parties hereto.

Section 9.17.       Actions by Issuer. Notwithstanding any provision herein or in any other agreement executed by the Issuer with respect to the Bonds to the contrary, the Issuer shall not be required to take any action hereunder unless and until (a) it is requested to take such action, (b) it has received in a timely manner the instrument to be executed in form and substance satisfactory to the Issuer, and (c) it shall have received assurances satisfactory to the Issuer in its sole discretion that its fees and expenses of the Issuer with respect to such action shall be paid; provided that, if the Issuer receives correspondence from the Internal Revenue Service with respect to the Bonds, the Issuer shall forward such correspondence to the Company within a reasonable time after such receipt.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS FINANCING AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS FINANCING AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the Iowa Finance Authority has caused this Financing Agreement to be executed in its name by its duly authorized officer, and the Company has caused this Financing Agreement to be executed in its name all as of the date first above written.

IOWA FINANCE AUTHORITY

By:	/s/ Aaron Smith
Name: Aaron Smith
Title: Chief Bond Programs Director

GEVO NW IOWA RNG, LLC

By:	/s/ L Lynn Smull
Name: L. Lynn Smull
Title: Executive Vice President

EXHIBIT A

Promissory Note

$40,000,000	[__________], 2025

Gevo NW Iowa RNG, LLC, an Iowa limited liability company (the “Company”), for value received, hereby promises to pay to Iowa Finance Authority (the “Authority”), or assigns, on [__________], the principal sum of $40,000,000, subject to prior payment in accordance with the Indenture and the Financing Agreement, as those terms are defined herein, with interest on the unpaid principal sum, from the date hereof, until said principal sum shall be paid or until the maturity of the Series 2025A Bonds (as hereinafter defined) shall be accelerated pursuant to the Indenture, at the then interest rate provided in the Series 2025A Bonds, as hereinafter defined. Interest shall be payable at the interest rates payable on the Series 2025A Bonds, and the principal of, premium, if any, and interest on this Note shall be payable at the times as set forth in more detail in the Financing Agreement and the Indenture (as such terms are defined below).

Payments shall be made in lawful money of the United States of America in immediately available funds on the date payment is due, at the principal corporate trust office of UMB Bank, N.A., as trustee (the “Trustee”) in Kansas City, Missouri, or at such other place as the Trustee may direct in writing.

The Authority, by the execution of the Indenture, as hereinafter defined, and the assignment form at the foot of this Note, is assigning this Note and the payments thereon, without recourse or warranty, to the Trustee acting pursuant to the Indenture of Trust dated as of July 10, 2025 (the “Indenture”), between the Authority and the Trustee as security for the Authority’s $40,000,000 in aggregate principal amount of Solid Waste Facility Refunding Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2025 (the “Series 2025A Bonds”), as issued pursuant to the Indenture. Payments of principal of and interest on this Note shall be made directly to the Trustee for the account of the Authority pursuant to such assignment and applied only to the principal of and interest on the Series 2025A Bonds. All obligations of the Company hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Note, the Financing Agreement, as hereinafter defined, and the Series 2025A Bonds have been paid.

In addition to the payments of principal and interest specified in the first paragraph hereof, the Company shall also pay such additional amounts, if any, which, together with other moneys available therefor pursuant to the Indenture, may be necessary to provide for payment when due (whether at maturity, by acceleration or call for redemption, mandatory sinking fund redemption or otherwise) of principal and purchase price of, premium, if any, and interest on the Series 2025A Bonds.

The Company shall have the option or may be required to prepay this Note in whole or in part upon the terms and conditions and in the manner specified in the Bond Financing Agreement dated as of July 10, 2025 (the “Financing Agreement”), between the Authority and the Company.

A-1

This Note is issued pursuant to the Financing Agreement as evidence of the Company’s payment obligation in Section 4.2(a) thereof and, to the extent applicable, in Section 4.2(c) thereof and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.3 thereof that the Company’s obligations thereunder and hereunder shall be unconditional. All the terms, conditions and provisions of the Financing Agreement and the applicable provisions of the Series 2025A Bonds and the Indenture are, by this reference thereto, incorporated herein as a part of this Note.

In case a Financing Default Event, as defined in the Financing Agreement, shall occur, the principal of and interest on this Note may be declared immediately due and payable as provided in the Financing Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of Iowa.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS NOTE SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS NOTE ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name and its seal to be hereunto affixed and attested by its duly authorized officers, all as of the date first above written.

Gevo NW Iowa RNG, LLC

By:
Name:
Title:

A-2

ASSIGNMENT

Iowa Finance Authority (the “Authority”), hereby irrevocably assigns, without recourse or warranty, the foregoing Note to UMB Bank, N.A., as Trustee under an Indenture of Trust dated as of July 10, 2025 (the “Indenture”), between the Authority and the Trustee and hereby directs Gevo NW Iowa RNG, LLC as the maker of the Note to make all payments of principal of and interest thereon directly to the Trustee at its corporate trust office in Kansas City, Missouri, or at such other place as the Trustee may direct in writing. Such assignment is made as security for the payment of the Authority’s $40,000,000 in aggregate principal amount of Solid Waste Facility Refunding Revenue Bonds (Gevo NW Iowa RNG, LLC Renewable Natural Gas Project), Series 2025, issued pursuant to the Indenture.

IOWA FINANCE AUTHORITY

By:
Authorized Officer

A-1